Exhibit 99.1

Execution Copy

AGREEMENT AND PLAN OF MERGER

THIS AGREEMENT AND PLAN OF MERGER (this “Agreement”) is dated as of March     , 2007 by and among Bernard Leff (“Non-Management Stockholder #1”), Jank Partners LLC (“Non-Management Stockholder #2”), and Amerimedical Holdings, Inc. (“Non-Management Stockholder #3”, and collectively with Non-Management Stockholder #1 and Non-Management Stockholder #2, are the “Non-Management Stockholders”), Marc Waldman (“Management Stockholder #1”), William Tobin (“Management Stockholder #2”), Joseph Anastasio (“Management Stockholder #3”) and Jeanne Wilde (“Management Stockholder #4”, and collectively with Management Stockholder #1, Management Stockholder #2 and Management Stockholder #3, are the “Management Stockholders”, which collectively with the Non-Management Stockholders, are the “Stockholders”), Marc Waldman, as agent for the Stockholders (the “Stockholders’ Representative” and the “Exchange Agent”), Ortho-Medical Products Inc., a New York corporation (the “Corporation”), Andover Management Services, Inc., a New York corporation (the “Buyer”), and Andover Medical, Inc., a Delaware corporation and the sole stockholder of the Buyer (the “Guarantor”).

W I T N E S S E T H:

WHEREAS, the Corporation is in the business of distributing orthopedic durable medical equipment, orthotics and prosthetics and respiratory equipment (the “Business”);

WHEREAS, the Stockholders collectively own, directly or indirectly, 100% of the issued and outstanding shares of common stock, without par value (the “Stock”), of the Corporation;

WHEREAS, the Boards of Directors of the Buyer and the Guarantor have determined that the Merger (defined below) is consistent with and in furtherance of its long-term business strategy and fair to, and in the best interest of the Buyer, the Guarantor and their respective stockholders;

WHEREAS, the Board of Directors of the Corporation has determined that the Merger is consistent with and in furtherance of its long-term business strategy and fair to, and in the best interest of the Corporation and its Stockholders;

WHEREAS, the Board of Directors of each of the Guarantor (on its own behalf and as the sole stockholder of Buyer), Buyer and the Corporation have each adopted resolutions approving this Agreement and the merger of the Buyer with and into the Corporation (the “Merger”), resulting in the cancellation of all of the stock of the Buyer and with the Corporation continuing as the surviving corporation in the Merger in accordance with the New York Business Corporation Law (“NYBCL”) and, in each such case, upon the terms and conditions set forth in this Agreement;

WHEREAS, each outstanding share of the Stock shall be exchanged for Merger Consideration (as defined herein); and

WHEREAS, for U.S. federal income tax purposes, it is intended that the Merger shall constitute a reorganization within the meaning of Section 368(a)(1)(A) and (a)(2)(E) of the Internal Revenue Code of 1986, as amended (the “Code”), and that this Agreement shall constitute a “plan of reorganization” within the meaning of Section 368(b) of the Code.

NOW THEREFORE, in consideration of the mutual covenants of the parties as hereinafter set forth and other good and valuable consideration, the receipt and sufficiency of which hereby are acknowledged, the parties hereto hereby agree as follows:

Section 1. Merger Transaction.

(a)           The Merger.  Upon the terms and subject to the conditions of this Agreement, the Merger shall be consummated in accordance with the NYBCL.  At the Effective Time, upon the terms and subject to the conditions of this Agreement, Buyer shall be merged with and into the Corporation in accordance with the NYBCL and the separate existence of Buyer shall thereupon cease and the Corporation, as the surviving corporation in the Merger (the “Surviving Corporation”), shall continue its corporate existence under the laws of New York as a wholly-owned subsidiary of Guarantor.

(b)           Closing; Effective Time.

(i)            The closing of the Merger (the “Closing”) shall take place at the offices of Phillips Nizer LLP, 666 Fifth Avenue, New York, New York 10103-0084, or at such other location as may be agreed to by the parties, at 10:00 A.M. within twenty (20) days of Buyer’s receipt and acceptance of the Additional Financial Statements under Sections 4(b)(vii) and 8(g) hereof or at such other date (the “Closing Date”), but not later than April 15, 2007.  The deliveries to be made by each of the parties at the Closing are specified in Sections 12 and 13 below.

(ii)           Subject to the provisions of this Agreement, at the Closing, the parties shall file with the Secretary of State of New York a certificate of merger (the “Certificate of Merger”) in accordance with Article 9 of the NYBCL executed in accordance with the relevant provisions of the NYBCL and shall make all other filings or recordings required under such law in order to effect the Merger.  The Merger shall become effective for all purposes as of the close of the Closing Date (the “Effective Date”).

(c)           Succession.  At the Effective Time, the Buyer shall succeed to all of the rights, privileges, debts, liabilities, powers, property and contract rights of the Corporation in the manner of and as more fully set forth in the NYBCL.

(d)           Conversion of Securities.  At the Effective Time, by virtue of the Merger and without any action on the part of the holders of any securities of the Corporation, the Buyer or the Guarantor:

(i)            All of the issued and outstanding shares of Stock shall automatically be converted and exchanged for the right to receive from Guarantor Two Million Five Hundred Thousand Dollars ($2,500,000.00), (i) with twenty percent (20%), or $500,000, being paid in cash (the “Cash Consideration”), and (ii) eighty percent (80%) being paid in shares of common stock of Guarantor (the “Stock Consideration,” and together with the Cash Consideration, the “Merger Consideration”), but subject to adjustment pursuant to Section 1(g).  For purposes of determining the number of shares of Stock Consideration to be issued to a Stockholder, (a) a share of common stock of Guarantor shall be valued at the average of the closing price of such stock on each of the last ten (10) trading days immediately prior to the Closing Date (the “Fair Market Value”) and (b) any fractional shares issuable to a Stockholder shall be rounded up to the next whole share.

(ii)           Notwithstanding the foregoing, if the number of shares of Common Stock of Guarantor comprising the Stock Consideration would exceed 3,000,000 Shares, the Buyer shall have the right under Section 11(d) herein to terminate this Agreement, and if they would be less then 2,850,000 shares, the Stockholders’ Representative shall have the right under Section 11(e) herein to terminate this Agreement.

(iii)          Subject to delivery of a portion of the Merger Consideration into escrow in accordance with the provisions of Section 1(f), at the Closing (A) the Stock Consideration shall be delivered to the Exchange Agent in trust for the Stockholders, pro rata in accordance with each Stockholder’s percentage ownership of Stock immediately before the Effective Time, as set forth on Schedule 1(d)(iii) (the “Pro Rata Portions”), upon their surrender, in the manner provided in Section 1(i)(ii) hereof, of the certificate or certificates which immediately prior to the Effective Time represents outstanding Stock (the “Certificates”); and (B) the Cash Consideration shall be paid directly to Loeb & Loeb LLP, attorneys to the Corporation, by wire transfer of immediately available funds from the Guarantor to an account specified in writing by Loeb & Loeb LLP.

(iv)          With respect to any payment required to be made by a Stockholder to the Guarantor pursuant to Section 1(g) herein, unless otherwise provided for in Section 1(g), not more than twenty percent (20%) of such payment must be made in cash and not less than eighty percent (80%) of such payment may be made in shares of the Guarantor received as part of the Merger Consideration, which shares shall be valued at the average of the closing price of such stock on each of the past ten (10) trading days immediately prior to the payment.

(e)           Treasury Stock.  All Stock owned as treasury stock, if any, shall be cancelled and retired by the Corporation without payment of any consideration therefor and shall cease to exist.

(f)            Delivery of Portion of Merger Consideration into Escrow.  At the Closing, Guarantor shall withhold from the Cash Consideration, Seventy-Five Thousand ($75,000) Dollars (the “Cash Escrow Amount”) and shall deposit the Cash Escrow Amount in escrow with Phillips Nizer LLP as escrow agent (the “Escrow Agent”).  At the Closing, the Exchange Agent shall deposit a number of shares equal to ten percent (10%) of the Stock Consideration received by the Stockholders (with fractional shares being rounded down to the next lower whole number of shares), together with stock powers therefor endorsed in blank, in escrow with the Escrow Agent (the “Stock Escrow Amount”, and together with the Cash Escrow Amount, as adjusted pursuant to the Escrow Agreement, is the “Escrow Collateral”).  The Escrow Collateral shall be held in escrow by the Escrow Agent pursuant to, and released from escrow in accordance with, the provisions of this Agreement and the escrow agreement to be entered into at the Closing by and among Guarantor, the Stockholders, the Stockholders’ Representative and the Escrow Agent, substantially in the form attached hereto as Exhibit A (the “Escrow Agreement”).  The Escrow Collateral is held by the Escrow Agent as security against the payment and performance of the Stockholders’ obligations with respect to (i) reductions in the Merger Consideration pursuant to Section 1(g), subject to the limitations on each Stockholder’s individual liability set forth in Section 1(g), and (ii) the indemnification provisions of Section 6(b).

(g)           Adjustments to Merger Consideration.

(i)            The parties hereto agree that the Merger shall be accounted for on the close of business on the Closing Date.  The Stockholders’ Representative agrees to consult with Buyer on any material issues, events, conditions or contract relating to the Corporation prior to the Closing.  An adjustment to the Merger Consideration (the “Adjusted Merger Consideration”) shall be calculated and agreed to by both the Stockholders’ Representative and the Buyer which shall adjust the Merger Consideration, as determined pursuant to this Section 1(g).  The Merger Consideration is based upon the Corporation reporting: (A) accounts receivable of at least $900,000 and inventory and fixed assets of at least $200,000 as of the close of business on the Closing Date; and (B) net revenues of at least $3,000,000 and net income of at least $70,000 for the year ended December 31, 2006 (the “Fiscal 2006”), subject to the provisions of subsection (iii) below.

(ii)           The Stockholders’ Representative shall deliver to Buyer, within forty-five (45) days after the Closing Date, and submit for Buyer’s review, an unaudited balance sheet as of the close of business on the Closing Date (“Closing Balance Sheet”)  prepared in accordance with generally accepted accounting principles (“GAAP”), as historically and consistently applied by the Corporation and as used in preparation of the Additional Financial Statements (defined in Section 4(b)(vii)).  In addition, prior to Closing, the Stockholders shall have delivered to Buyer the Additional Financial

Statements, among which shall be included an audited income statement for Fiscal 2006 (the “2006 Income Statement”).

(iii)          If the 2006 Income Statement reflects net revenues of less than $2,850,000 (95% of $3,000,000 represented) and/or net income of less than $66,500 (95% of $70,000 represented) for Fiscal 2006 (in either case an “Income Statement Shortfall”), then the Cash Consideration shall be decreased by one dollar for each dollar of Income Statement Shortfall (the “Income Statement Shortfall Adjustment”).  If the Closing Balance Sheet reflects accounts receivable of less than $900,000 or inventory and fixed assets of less than $200,000 as of the Closing Date (in either case, a “Balance Sheet Shortfall”), then the Cash Consideration shall be decreased by one dollar for each dollar of Balance Sheet Shortfall (the “Balance Sheet Shortfall Adjustment”).

(iv)          Buyer shall have the right, for a period of forty-five (45) days from receipt of the Closing Balance Sheet to review same.  If the Buyer wishes to dispute the Closing Balance Sheet, then the Buyer shall, within such forty-five (45) day period, deliver notice of such dispute to the Stockholders’ Representative, which notice shall contain an explanation of the Buyer’s dispute with the Closing Balance Sheet.  If no such notice is received by Stockholders’ Representative within such forty-five (45) day period, then the Closing Balance Sheet shall be final and binding on the parties.  If such a notice is received by Stockholders’ Representative within such forty-five (45) day period, Buyer and Stockholders’ Representative shall attempt, for a period of forty-five (45) days after delivery of any such notice, to reach an agreement with respect to the Closing Balance Sheet, and if agreement is reached, then the Closing Balance Sheet as so adjusted and agreed shall be final and binding on the parties.  If the Stockholders’ Representative and the Buyer are unable to determine the matter by mutual agreement within such forty-five (45) day period, then both parties shall cause the disagreement to be submitted to binding arbitration as set forth in Section 19 herein to finally determine the Closing Balance Sheet, which as so determined shall be final and binding on the parties.  The 2006 Income Statement, in the form delivered to the Buyer prior to Closing, shall be final and binding on the parties and shall not be subject to challenge or dispute hereunder.  The Income Statement Shortfall Adjustment and the Balance Sheet Shortfall Adjustment shall be determined by the Guarantor and the Stockholders’ Representative from the 2006 Income Statement and the final Closing Balance Sheet within three (3) days after the Closing Balance Sheet become final, and such adjustments, if any, shall be paid by the Escrow Agent to the Buyer from the Cash Escrow Amount in accordance with the terms of the Escrow Agreement.  To the extent the amount payable exceeds the Cash Escrow Amount, each Stockholder shall be responsible solely for its Pro Rata Portion of any such refund from the Merger Consideration received by him or it pursuant to this Agreement.

(v)           In addition to the adjustment to the Cash Consideration set forth above, in this subsection, the Merger Consideration may also be reduced by way of a delivery to Buyer from the Escrow Collateral in the event that for the six (6) month period commencing the first full month after the Closing (the “2007 Income Statement”), the Corporation’s net revenues as determined by the Corporation’s auditors are less than $1,350,000 (a “2007 Income Statement Shortfall”) the Buyer shall be entitled to receive from the Escrow Collateral one dollar for each dollar of 2007 Income Statement Shortfall (“2007 Income Statement Shortfall Adjustment”).

(vi)          The Stockholders’ Representative shall have the right, for a period of forty-five (45) days from receipt of the 2007 Income Statement to review same.  If the Stockholders’ Representative wishes to dispute the 2007 Income Statement Shortfall Adjustment, then the Stockholders’ Representative shall, within such forty-five (45) day period, deliver notice of such dispute to the Guarantor, which notice shall contain an explanation of the Stockholders’ Representative dispute with the 2007 Income Statement Shortfall Adjustment.  If no such notice is received by Guarantor within such forty-five (45) day period, then the 2007 Income Statement Shortfall Adjustment shall be final and binding on the parities.  If such a notice is received by Guarantor within such forty-five (45) day period, the Guarantor and Stockholders’ Representative shall attempt, for a period of forty-five (45) days after delivery of any such notice, to reach an agreement with respect to the 2007 Income Statement Shortfall Adjustment, and if agreement is reached, then such 2007 Income Statement as so adjusted and agreed shall be final and binding on the parties.  If the Guarantor and the Stockholders’ Representative are unable to determine the matter by mutual agreement within such forty-five (45) day period, then both parties shall cause the disagreement to be submitted to binding arbitration as set forth in Section 19 herein to finally determine the 2007 Income Statement, which as so determined shall be final and binding on the parties.  The final 2007 Income Statement Shortfall Adjustment, if any, shall be paid by the Escrow Agent to the Buyer from the Escrow Collateral, in the following order: first, from the Cash Escrow Amount, and second, from the Stock Escrow Amount (with each share being valued at the average of the closing price of such stock on each of the last ten (10) trading days immediately prior to the payment date and any fractional shares rounded down to the next lowest whole number), in each case allocated among the Stockholders in accordance with their Pro Rata Portions.  To the extent the amount payable exceeds the Escrow Collateral, each Stockholder shall be responsible solely for its Pro Rata Portion of any such refund from the Merger Consideration received by him or it pursuant to this Agreement.

(h)           Release of Merger Consideration from Escrow.  In the event that the Closing Balance Sheet as finally determined in accordance with Section 1(g)(iv) does not require an adjustment to the Merger Consideration, then the Escrow Agent shall promptly release one-half of the Stock Escrow Amount (with any fractional shares rounded up to the next highest whole number) to the Stockholders in accordance with the terms and conditions of the Escrow Agreement.  On the first anniversary of the Closing Date, in the event: (a) no claims for indemnification under Section 6(b) of this Agreement made by Buyer are outstanding at such time, or, if any such claims are outstanding, the aggregate amount of Losses claimed thereof is less than $50,000, and (b) no payment obligation by the Stockholders for any 2007 Income Statement Shortfall Adjustment remains outstanding or in dispute, then the Escrow Agent shall release the remaining Escrow Collateral, plus accrued interest, if any, on the Cash Escrow Amount, to the Exchange Agent within five (5) business days following the first anniversary of the Closing Date in accordance with the terms and conditions of the Escrow Agreement.

(i)            Tender of and Payment for Certificates.

(i)            Appointment of Exchange Agent.  The Stockholders shall designate Marc Waldman to act as Exchange Agent for the Stockholders in connection with the Merger to receive in trust for the Stockholders, pro rata, in accordance with each Stockholder’s Pro Rata Portions, the Merger Consideration, including final adjustments thereto in accordance with the provisions of Section 1(g), to which the Stockholders shall become entitled pursuant to this Agreement.  If Marc Waldman becomes unable to serve as Exchange Agent, another Stockholder or other person, as may be designated by a majority of the Stockholders, shall succeed as the Exchange Agent.

(ii)           Exchange Procedures.  Promptly at Closing, each Stockholder holding a Certificate or Certificates whose Stock was exchanged pursuant to Section 1(d) hereof for the Merger Consideration, upon surrender of the Certificates for the Stock and delivery of such Certificates to the Exchange Agent, shall receive in exchange therefor the Merger Consideration for each share of Stock formerly represented by such Certificate, and the Certificate so surrendered shall forthwith be delivered by the Exchange Agent to the Guarantor. Until surrendered as contemplated by this Section 1(i), each Certificate shall be deemed at any time after the Effective Time to represent only the right to receive its Pro Rata Portion of the Merger Consideration as contemplated by Section 1(d) hereof.

(iii)          Transfer Books; No Further Ownership Rights in the Stock.  At the Effective Time, the stock transfer books of the Corporation shall be closed, and thereafter there shall be no further registration of transfers of the Stock on the records of the Corporation by the Stockholders.  From and after the Effective Time, the holders of Certificates evidencing ownership of the Stock outstanding immediately prior to the Effective Time shall cease to have any rights with respect to such Stock, except as otherwise provided for herein or by applicable law.  If, after the Effective Time, Certificates are presented to the Exchange Agent for any reason, they shall be cancelled and exchanged as provided in this Section 1(i)(iii).

(iv)          Lost, Stolen or Destroyed Certificates.  In the event any Certificate(s) shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the person claiming such Certificate(s) to be lost, stolen or destroyed and, if required by the Buyer, the posting by such person of a bond in such sum as the Buyer may reasonably direct as indemnity against any claim that may be made against any party hereto or the Buyer with respect to such Certificate(s), the Guarantor will issue in exchange for such lost, stolen or destroyed Certificate(s) the Merger Consideration to be paid in respect of the Stock represented by such lost, stolen or destroyed Certificate(s).

(j)            Directors and Officers.  At and after the Effective Time, the officers of the Corporation immediately prior to the Effective Time shall be the officers of the Surviving Corporation until the expiration of their respective terms and until their successors have been elected and qualified.  Immediately after the Effective Time, the directors of the Surviving Corporation shall be the persons mutually agreed to by the parties hereto prior to the Closing, or such other persons as the Guarantor may elect.  If, at the Effective Time, a vacancy shall exist on the Board of Directors or in any office of the Surviving Corporation, such vacancy may thereafter be filled in the manner provided by law.

(k)           Other Effects of Merger.  At and after the Effective Time, title to all property owned by each of the Corporation and the Buyer shall vest in the Surviving Corporation without reversion or impairment, and the Surviving Corporation shall automatically have all of the liabilities of each of the Corporation and the Buyer.  The Merger shall have all further effects as specified in the applicable provisions of the NYBCL.

(l)            Additional Actions.  If at any time after the Effective Time, the Surviving Corporation shall consider or be advised that any deeds, bills of sale, assignments, assurances or any other actions or things are necessary or desirable to vest, perfect or confirm of record or otherwise in the Surviving Corporation its right, title or interest in, to or under any of the rights, properties or assets of Corporation or otherwise carry out this Agreement, the officers and directors of the Surviving Corporation shall be authorized to execute and deliver, in the name and on behalf of Corporation or the Buyer, all such deeds, bills of sale, assignments and assurances and to take and do, in the name and on behalf of Corporation or the Buyer, all such other actions and things as may be necessary or desirable to vest, perfect or confirm any and all right, title and interest in, to and under such rights, properties or assets in the Surviving Corporation or otherwise to carry out this Agreement.

(m)          Taking of Necessary Action; Further Action.  If, at any time after the Effective Time, any further action is necessary or desirable to carry out the purposes of this Agreement and to vest the Surviving Corporation with full right, title and possession to all assets, property, rights, privileges, powers and franchises of the Buyer, the officers and directors of the Surviving Corporation are fully authorized in the name of the Buyer or otherwise to take, and will take, all such lawful and necessary action.

(n)           Certificate of Incorporation, By-Laws.

(i)            At the Effective Time, the Certificate of Incorporation (the “Certificate of Incorporation”) of the Corporation, as in effect immediately prior to the Effective Time, shall be the Certificate of Incorporation of the Surviving Corporation until thereafter amended, as provided by law.

(ii)           At the Effective Time, the By-Laws of the Corporation, as in effect immediately prior to the Effective Time, shall be the By-Laws of the Surviving Corporation until thereafter amended as provided by law.

(o)           Intent.  The parties intend that, for federal income tax purposes, the Merger qualify as a reorganization within the meaning of Sections 368(a)(1)(A) and 368(a)(2)(E) of the Code, and that this Agreement constitutes a plan of reorganization within the meaning of Section 368(b) of the Code.  Each party shall treat the Merger consistently with the foregoing, including filing the information and maintaining the records required by Treasury Regulations Section 1.368-3, and shall not take any position inconsistent therewith.  No party shall take any action that would cause the Merger not to qualify as a reorganization within the meaning of Sections 368(a)(1)(A) and 368(a)(2)(E) of the Code.

Section 2. Intentionally Omitted.

Section 3. Other Agreements.

(a)           Employment Agreement.  As an additional and material inducement to Buyer to enter into this Agreement, at Closing, Joseph Anastasio and Jeanne Wilde shall each enter into an employment agreement (in substantially the form attached hereto as Exhibit B) providing for, among other matters, a one-year post-employment non-compete period or three (3) years from the Closing, whichever is greater, to apply in the event of voluntary termination by the employee or termination for cause, during which he shall not engage in any activity competitive with the Surviving Corporation (other than his ownership of less than five (5%) percent of an entity which may be engaged in an activity competitive with the Surviving Corporation), and including customary provisions regarding his non-solicitation of the Surviving Corporation’s personnel and non-interference with the Surviving Corporation’s relationship with its current vendors or customers.

(b)           Consulting Agreements.  As an additional and material inducement to Buyer to enter into this Agreement, at Closing, Marc Waldman and William Tobin shall each enter into a financial consulting agreement with Guarantor and a Consulting Agreement with the Corporation (in substantially the forms attached hereto as Exhibit C and D), respectively, providing for, among other matters, a one-year post-consulting non-compete period or three (3) years from the Closing, whichever is greater, to apply in the event of voluntary termination by the employee or termination for cause, during which he shall not engage in any activity competitive with the Surviving Corporation (other than his ownership of less than five (5%) percent of an entity which may be engaged in an activity competitive with the Surviving Corporation), and including customary provisions regarding his non-solicitation of the Surviving Corporation’s personnel and non-interference with the Surviving Corporation’s relationship with its current vendors or customers.

(c)           Non-Competition Agreements.  As an additional and material inducement to Buyer to enter into this Agreement, at Closing each Non-Management Stockholder shall enter into a non-competition agreement (in substantially the form attached hereto as Exhibit E) providing for, among other matters, a three-year post-Closing non-compete period during which neither he nor any affiliated entity shall engage in any activity competitive with the Surviving Corporation (other than his ownership of less than five (5%) percent of an entity which may be engaged in an activity competitive with the Surviving Corporation), including customary provisions regarding his non-solicitation of the Surviving Corporation’s personnel and non-interference with the Surviving Corporation’s relationship with its current vendors or customers.

(d)           The Guaranty.  As an additional and material inducement to the Stockholders to enter into this Agreement and to accept the Stock Consideration from the Guarantor as part of the Merger Consideration, at Closing, the Guarantor shall issue and deliver to the Stockholders’ Representative an unconditional and irrevocable guaranty in favor of each of the Stockholders in substantially the form attached hereto as Exhibit F, providing for, among other matters, the guarantee by the Guarantor of the performance of all of the Buyer’s obligations to the Stockholders under this Agreement and the Other Agreements (as defined below).

Section 4.              Representations and Warranties of the Stockholders.

(a)           Each of the Stockholders, individually on its own behalf on a several, but not joint basis, represents and warrants to the Buyer as of the Closing Date as follows:

(i)            Ownership of Shares.  Such Stockholder is the direct or indirect owner (as applicable), beneficially and of record, of the shares of Stock set forth opposite its name in Schedule 4(a)(i) hereto (the “Stockholder’s Shares”).  Such Stockholder’s Shares are not pledged, mortgaged or otherwise encumbered in any way and there is no lien, mortgage, charge, claim, liability, security interest or encumbrance of any nature against the Stockholder’s Shares arising from such Stockholder’s actions.  Except as set forth on Schedule 4(a)(i) hereto, Stockholder is not party to any outstanding options, warrants, rights of subscription or conversion, calls, commitments, agreements, arrangements, understandings, plans, contracts, proxies, voting trusts, voting agreements or instruments of any kind or character, oral or written, relating to the issuance, voting or sale of such Stockholder’s Shares or of any securities representing the right to purchase or otherwise receive any such Shares.  Such Stockholder is not party to any stockholders agreements, preemptive rights or other agreements, arrangements, commitments or understandings, oral or written, relating to the voting, issuance, acquisition or disposition of the Stockholder’s Shares or the conduct or management of the Corporation by its Board of Directors, other than as set forth on Schedule 4(a)(i) hereto.  At the Closing, the Stockholder shall have good and marketable title to the Stockholder’s Shares and full right to transfer title to such Shares, subject to any restrictions imposed by state or federal securities laws, free and clear of all liens, mortgages, charges, liabilities, claims, security interests or encumbrances of every type whatsoever.  The, conveyance, transfer and delivery of the Stockholder’s Shares by the Stockholder to the Buyer pursuant to this Agreement, against receipt of the Merger Consideration therefor in accordance with the terms hereof, will transfer full legal and equitable right, title and interest in the Stockholder’s Shares to the Buyer, free and clear of all liens, mortgages, charges, claims, liabilities, security interests and encumbrances of any nature whatsoever other than as contemplated by this Agreement and the other agreements and instruments to be entered into in connection with the transactions contemplated hereby (the “Other Agreements”).

(ii)           Capacity.  Such Stockholder has full capacity to enter into and perform its respective obligations under this Agreement and all Other Agreements to which it is a party, and to consummate such transactions.  No consent of any other persons or corporations is required to be obtained by such Stockholder as a condition to its ability to consummate such transactions. The Stockholder has no equity interest in any entity engaged in any businesses competitive with those of the Corporation.  This Agreement and each of the Other Agreements to which such Stockholder is a party have been duly executed and delivered by such Stockholder.  This Agreement and each of the Other Agreements to which such Stockholder is a party constitute the legal, valid and binding obligation of such Stockholder enforceable against such Stockholder in accordance with their respective terms, except as such enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium and similar laws affecting creditors’ rights generally or by general equitable principles.

(iii)          Investment Intent.  Each Stockholder is acquiring the shares comprising the Stock Consideration for investment purposes and has no present intent to sell such shares.  No Stockholder has any knowledge of any other Stockholder’s present intent to sell any  shares to be received by such other Stockholder.

(b)           Each of the Management Stockholders, on a joint and several basis with each of the other Management Stockholders, represents and warrants to the Buyer as of the Closing Date as follows.  As used herein, “best knowledge” or “to the best knowledge” shall mean information actually known by the relevant party or what should be known to such party after due inquiry or in the exercise of reasonable care in the performance of the duties of his office.

(i)            The Stock.  The shares of Stock set forth on Schedule 4(a)(i) hereto constitute one hundred percent (100%) of the issued and outstanding shares of capital stock of the Corporation.  The Stock is the sole voting stock of the Corporation and is duly authorized, validly issued, fully paid and non-assessable.  The Stock is not subject to any pledge, mortgage or other encumbrance arising by or through any act of the Corporation, and to the knowledge of the Management Stockholders, there is no lien, mortgage, charge, claim, liability, security interest or encumbrance of any nature against the Stock. There are no outstanding options, warrants, rights of subscription or conversion, calls, commitments, agreements, arrangements, understandings, plans, contracts, proxies, voting trusts, voting agreements or instruments of any kind or character, oral or written, to which the Corporation is party or, to the knowledge of the Management Stockholders, by which the Corporation is bound, relating to the issuance, voting or sale of the Stock or any authorized but unissued shares of capital stock of the Corporation or of any securities representing the right to purchase or otherwise receive any such shares of capital stock.  Except as set forth in Schedule 4(a)(i), the Corporation is not party to any stockholders agreements, preemptive rights or other agreements, arrangements, commitments or understandings, oral or written, relating to the voting, issuance, acquisition or disposition of the Stock or the conduct or management of the Corporation by its Board of Directors.

(ii)           Organization; Standing; Capitalization.  The Corporation has full capacity to enter into and perform its obligations under this Agreement and all Other Agreements to which it is a party, and to consummate such transactions.  Except as set forth on Schedule 4(b)(ii) of this Agreement, the Corporation has no subsidiaries and the Corporation does not hold any equity interest in any entity that is engaged in businesses competitive with those of the Corporation.  This Agreement and each of the Other Agreements to which the Corporation is a party have been duly executed and delivered by the Corporation.  This Agreement and each of the Other Agreements to which the Corporation is a party constitute the legal, valid and binding obligation of the Corporation, enforceable against it in accordance with their respective terms, except as such enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium and similar laws affecting creditors’ rights generally or by general equitable principles.  The Corporation is duly organized and validly existing under the laws of the State of New York, has full corporate power and authority to conduct its business as it is now being conducted and is duly qualified to do business in each jurisdiction where the nature of the property owned or leased, or the nature of the business conducted by the Corporation requires such qualification, except where the failure to have such power and authority or to so qualify would not have a material adverse effect on the Corporation.  The Certificate of Incorporation of the Corporation, as amended, and the By-laws, as amended, and the minutes and stock records of the Corporation delivered to the Buyer are complete and correct.  The Corporation has all necessary licenses and authority to operate its business as now being conducted, except where the failure to have such licenses or authority would not have a material adverse effect on the Corporation.  The authorized capital stock of the Corporation consists of five hundred (500) shares of voting common stock, without par value, of which four hundred (400) shares are issued and outstanding.

(iii)          Legal Proceedings. Except as disclosed in Schedule 4(b)(iii):

(A)          None of the Management Stockholders in their capacity as officers or directors of the Corporation, nor the Corporation, is a party to any pending litigation, arbitration, administrative proceeding or, to the best of Management Stockholders’ knowledge, to any investigation related to the business of the Corporation, and to the best of Management Stockholders’ knowledge, no such litigation, arbitration, administrative proceeding or investigation that, if adversely decided, would result in a material adverse change in the financial condition, business or properties of the Corporation, is threatened.

(B)           The Management Stockholders have no knowledge of and have not received written notice of any claims, threats, plans or intentions to discontinue commercial relations or transactions from any major customer of the Corporation, any purchaser of a material amount of goods or services from the Corporation, any employee or independent contractor significant to the conduct or operation of the Corporation or its businesses or any party to any material agreement to which the Corporation is a party that, if resulting in the actual discontinuance of such commercial relations or transaction, would result in a material adverse change in the financial condition, business or properties of the Corporation .

(C)           The Management Stockholders have received no written notice of any claim (whether on whatever theory) relating directly or indirectly to any product manufactured or sold, or any services performed by the Corporation asserting that the Corporation is liable for an alleged deficiency in such product or services that, if adversely decided, would result in a material adverse change in the financial condition, business or properties of the Corporation.

(D)          The Corporation is under no obligation with respect to the return of goods in the possession of customers except for those occurring in the ordinary course of business, which are not in the aggregate material to the

Corporation’s business, or against which the Corporation has established a reserve on its financial statements.

(iv)          Encumbrances.  Except as disclosed in Schedule 4(b)(iv), to the knowledge of the Management Stockholders, there are no liens, mortgages, deeds of trust, claims, charges, security interests or other encumbrances or liabilities of any type whatsoever to which any of the assets of the Corporation, including, but not limited to the land, building, improvements and equipment (the “Fixed Assets”), or the Corporation’s inventory (the “Inventory”), are subject, except for those (A) arising in the ordinary course of business or by operation of law, and/or (B) which do not materially interfere with the ownership or operation of such assets.

(v)           Trade Names.  The Corporation owns, free of any Encumbrances, or holds the license rights to use, the trade names, trademarks, service marks, assumed names, copyrights and registrations therefor, if any (collectively “Trademarks”) specified in Schedule 4(b)(v).  To the best knowledge of the Management Stockholders, the Trademarks have been duly issued and have not been canceled, abandoned or otherwise terminated except as otherwise indicated in Schedule 4(b)(v).  The Corporation has not received any written notice that it is in default under any of the licenses or agreements relating to the Trademarks as listed in Schedule 4(b)(v) and all of such licenses and agreements are in effect.  The Corporation has not granted licenses or other rights to use such Trademarks.  No other Trademarks are either owned or used by the Corporation.  To the best knowledge of the Management Stockholders, the operation of the Corporation’s business does not infringe on the Trademarks of any third party, and no written claim has been received by the Corporation that there is any such infringement.  To the best of the Management Stockholder’s knowledge, no Trademark of any other person infringes the Trademarks of the Corporation.

(vi)          Patents.  The Corporation owns, or holds license rights to use, the inventions, letters patent, applications for letters patent and patent license rights, inventions, processes, designs, formulas, trade secrets, know-how and other intellectual property rights (collectively “Patents”) necessary for the conduct of its business, as specified in Schedule 4(b)(vi).  To the best knowledge of the Management Stockholders, the Patents have been duly issued and have not been canceled, abandoned or otherwise terminated except as otherwise indicated in Schedule 4(b)(vi).  The Corporation has not received any written notice that it is in default under any of the licenses or agreements relating to the Patents as listed in Schedule 4(b)(vi) and all of such licenses and agreements are in effect.  The Corporation has not granted licenses or other rights to use such Patents.  No other Patents are owned or used by the Corporation.  To the best knowledge of the Management Stockholders, the operation of the Corporation’s business does not infringe on the Patent rights of any third party, and no written claim has been received by the Corporation that there is any such infringement.  To the best of the Management Stockholder’s knowledge, no Patent of any person infringes the Patents of the Corporation.

(vii)         Audited and Unaudited Financial Statements.

(A)          The unaudited financial statements of the Corporation as of and for the years ended December 31, 2006, 2005 and 2004, together with the related notes and schedules, if any (collectively, the “Available Financial Statements”), true, correct and complete copies of which the Corporation has previously delivered to Buyer (a copy of which is attached hereto as Exhibit G), (A) have been prepared in accordance with GAAP; (B) subject to normal auditing adjustments, present fairly, and are true, correct and complete statements in all material respects of the financial condition and the results of operations, retained earnings, shareholders’ equity and cash flows of the Corporation as at and for the periods therein specified; (C) subject to normal auditing adjustments, do not contain any untrue statements of a material fact or omit to state a material fact necessary to make the statements made, in light of the circumstances under which such statements were made, not misleading with respect to the periods covered thereby; and (D) have been prepared from and are in accordance with the accounting Books and Records of the Corporation.  The Corporation has delivered to Buyer (or will deliver prior to Closing) copies of all letters from its auditors during the thirty-six (36) months preceding the execution of this Agreement, together with copies of all responses thereto.

(B)           As provided in Section 8(g), below, the Corporation will hereafter cause to be delivered to the Buyer prior to Closing (x) a copy of the audited financial statements of the Corporation as of and for the years ended December 31, 2006, 2005 and 2004 (the “Audited Financial Statements”), together with the related notes and schedules (if any), which Audited Financial Statements shall be issued without qualification by the auditors, and (y) a copy of the unaudited financial statements of the Corporation as of and for the two-month period ended February 28, 2007 (the “Unaudited Stub Financial Statements”), together with the related notes and schedules (if any) (together with the Audited Financial Statements, the “Additional Financial Statements”).

(C)           Except as and to the extent shown or provided for in the Available Financial Statements or as disclosed in any of the Schedules to this Agreement, and except as and to the extent it may be hereafter shown or provided for in the Additional Financial Statements, or such current liabilities as may have been incurred since February 28, 2007 in the ordinary course of business, the Corporation has no material liabilities or obligations (whether accrued, absolute, contingent or otherwise).  As of February 28, 2007, there was no material asset used by the Corporation in its operations that has not been reflected in the Available Financial Statements or will not hereafter be reflected in the Additional Financial Statements, and, except as set forth in the Unaudited Stub Financial Statements or disclosed in any Schedule to this Agreement, no material assets have been acquired by the Corporation since such date except those acquired in the ordinary course of business.

(D)          There has been not been a decrease in stockholders’ equity of 5% or greater as compared with the amount shown for such stockholders’

equity at February 28, 2007, as reflected in the Unaudited Stub Financial Statements.

(viii)        Absence of Certain Changes.  Except as disclosed on Schedule 4(b)(viii), since February 28, 2007, there has not been any material adverse change in the condition (financial or otherwise), operations, assets, liabilities, earnings, business or results of operations of the Corporation.

(ix)           Tax Matters.  Except as otherwise expressly provided or unless the context otherwise requires:

“Laws” means all laws, statutes, rules, regulations, ordinances and other pronouncements having the effect of law of the United States, any foreign country or any domestic or foreign state, county, city or other political subdivision or of any governmental or regulatory authority.

“Reportable Transaction” means any transaction listed in Treasury Regulation Section 1.6011-4(b).

“Tax” or “Taxes” means (a) any foreign, federal, state or local income, earnings, profits, gross receipts, franchise, capital stock, net worth, sales, use, value added, occupancy, escheat, general property, real property, personal property, intangible property, transfer, bulk transfer, fuel, excise, payroll, withholding, unemployment compensation, social security, retirement or other tax or governmental charge of any nature; (b) any foreign, federal, state or local organization fee, qualification fee, annual report fee, filing fee, occupation fee, assessment, sewer rent or other fee or charges of any nature; or (c) any deficiency, interest or penalty imposed with respect to any of the foregoing.

“Tax Returns” means all federal, state, local, foreign and other Tax returns and reports, information returns, statements, declarations, schedules, notices, notifications, forms, elections, certificates or other documents the Corporation is required to file or submit to any Taxing Authority with respect to the determination, assessment, collection or payment of any Tax or in connection with the administration, implementation or enforcement of or compliance with any Law relating to any Tax (including any amendments thereto) or relating to the reporting of cash received.

“Taxing Authority” means any governmental agency, board, bureau, body, department or authority of any United States federal, state or local jurisdiction or any foreign jurisdiction, having or purporting to exercise jurisdiction with respect to any Tax.

Except as set forth on Schedule 4(b)(ix):

(a)           The Corporation has duly and timely filed all Tax Returns that it was required to file under applicable Laws.  All such Tax Returns were correct and complete in all respects and were prepared in compliance with all applicable Laws.  All Taxes owed by the Corporation (whether or not shown on any Tax Return) have been timely paid or a reserve which does not exceed $15,000 will be reflected  in the Additional Financial Statements.  For purposes of this Section 4(b)(ix), the word “timely” shall mean that such Tax Returns were filed within the time prescribed by Law (including extensions) for the filing thereof.
(b)           The reserve for Taxes (as opposed to any reserve for deferred taxes established to reflect timing differences between book and Tax income) which will be reflected in the Additional Financial Statements will exceed the amount of unpaid Taxes of the Corporation, whether or not disputed.  As of the Closing Date, such reserve, will be in excess of the unpaid Taxes of the Corporation, whether or not disputed.
(c)           The Corporation is not a party to any agreement extending, or having the effect of extending, the time within which to file any Tax Return or the period of assessment or collection of any Taxes.  The Corporation has not received any written notice from or ruling of a Taxing Authority related to Taxes or entered into any written and legally binding agreement with a Taxing Authority relating to Taxes.
(d)           (i) No Taxing Authority is now asserting or threatening to assert against the Corporation any deficiency, claim or liability for additional Taxes, or any adjustment of Taxes, and there is no reasonable basis for any such assertion, and (ii) no issues have been raised in any examination by any Taxing Authority with respect to the Corporation for a Tax period which, by application of similar principles to another Tax period not subject to examination that is not closed by the statute of limitations, would result in a deficiency of Corporation Tax for such other Tax period.  The Tax Returns of the Corporation disclose (in accordance with Section 6662(d)(2)(B)(ii) of the Code) all positions taken therein that could give rise to a substantial understatement of federal income tax within the meaning of Section 6662(d) of the Code.  During the past seven (7) years, no claim has been made by any Taxing Authority in a jurisdiction in which the Corporation does not file Tax Returns that it is or may be subject to taxation by that jurisdiction.   No Tax Return of the Corporation for any period has been or is currently under audit by the Internal Revenue Service or any state, local or other tax authorities.  No claim has been made by any Taxing Authority relating to any such Tax Returns or any audit.  There are no liens for Taxes upon the assets and properties of the Corporation.  No Management Stockholder expects any Taxing Authority to assess any additional Taxes for any period for which Tax Returns have been filed, nor are they aware of any facts which would constitute the basis for the proposal of any Tax deficiencies against the Corporation for any year.  The Corporation has never received from any foreign, federal, state, or local Taxing Authority (including jurisdictions where the Corporation has not filed Tax Returns) any (i) notice indicating an intent to open an audit or other review, (ii) request for information related to Tax matters, or (iii) notice of deficiency or proposed adjustment for any amount of Tax proposed, asserted, or assessed by any taxing authority against the Corporation.  The Stockholders have delivered to Buyer correct and complete copies of all Tax Returns, examination reports, and notices of deficiencies assessed against or agreed to by the Corporation filed in respect of, or received in respect of, the 2002 through 2005 Tax years.

(e)           The Corporation has withheld and paid all Taxes required to have been withheld and paid in connection with amounts paid or owing to any employee, independent contractor, creditor, stockholder or other person for all periods for which the statutory period of limitations for the assessment of such tax has not yet expired and all Internal Revenue Service (“IRS”) Forms W-2 and 1099 (and any similar forms of a state, local or foreign Taxing Authority) required with respect thereto have been properly completed and timely filed.
(f)            There is no contract covering any employee or former employee of the Corporation that could give rise to the payment of any amount that would not be deductible pursuant to Section 280G of the Code or any corresponding provisions of state, local or foreign income tax law.
(g)           The Corporation (i) has never been a party to any Tax allocation or sharing agreement; and (ii) has never been a member of an Affiliated Group (as defined in Section 1504(a) of the Code or any corresponding provision of state, local or foreign income tax law) filing a consolidated Tax Return; or (iii) has any liability for Taxes of any person under Treasury Regulation Section 1.1502 6 (or any corresponding provision of state, local or foreign income tax law).
(h)           The Corporation has not been the “distributing corporation” (within the meaning of Section 355(a)(1) of the Code or any corresponding provision of state, local or foreign income tax law) or the “controlled corporation” (within the meaning of Section 355(a)(1) of the Code or any corresponding provision of state, local or foreign income tax law) within the two-year period ending as of the date of this Agreement.
(i)            The Corporation is not required to include any item of income in, or exclude any item of deduction from, taxable income for any taxable period (or portion thereof) ending after the Closing Date as a result of any: (i) change in accounting method for a taxable period ending on or prior to the Closing Date under Section 481(a) of the Code (or any corresponding provision of state, local or foreign income tax law); (ii) “closing agreement” as described in Section 7121 of the Code (or any corresponding provision of state, local or foreign income tax law); (iii) installment sale or open transaction disposition made on or prior to the Closing Date; or (iv) prepaid amount received on or prior to the Closing Date.
(j)            Each Stockholder represents, for himself or itself only, that he or it is not a “foreign person” as such term is described in Section 1445 of the Code.  The Corporation has not been a United States real property holding corporation within the meaning of Code Section 897(c)(2) at any time during the applicable period specified in Code Section 897(c)(1)(A)(ii).
(k)           None of the assets of the Corporation is “tax-exempt use property” within the meaning of Section 168(h) of the Code or “tax-exempted bond financed property” within the meaning of Section 168(g)(5) of the Code.

(l)            The Corporation is not a party to any joint venture, partnership or other arrangement that is treated as a partnership for federal income tax purposes.
(m)          The Corporation has disclosed to the IRS (and to any other Taxing Authority that so requires) on the appropriate Tax Returns any Reportable Transaction in which it has participated.  The Corporation has retained all documents and other records pertaining to any Reportable Transaction in which it has participated, including documents and other records listed in Treasury Regulation Section 1.6011-4(g) and any other documents or other records which are related to any Reportable Transaction in which the Corporation has participated but not listed in Treasury Regulation Section 1.6011-4(g).
(n)           Neither the Corporation nor the Stockholders are relying on any legal or tax advice from the Buyer or Guarantor in connection with the transactions contemplated by this Agreement or the other agreements.

(x)            Financial Statements.

(A)          Accounts Receivable.  The accounts receivable of the Corporation to be reflected in the Unaudited Stub Financial Statements as of February 28, 2007 (which are currently estimated to be in the amount of approximately $900,000), and the accounts receivable acquired by the Corporation since such date, represent or will represent (as applicable) valid subsisting claims for the aggregate amounts thereof net of the reserves or allowances for doubtful receivables to be reflected either in the Unaudited Stub Financial Statements or in the Corporation’s books and records for the period following the date of such Unaudited Stub Financial Statements (which books and records have been uniformly maintained in a manner consistent with the Available Financial Statements).  The Management Stockholders know of no reason that would make such accounts receivable, net of such amounts as will be reserved in the Unaudited Stub Financial Statements or on the Corporation’s books and records, taken as a whole, not collectible.

(B)           Inventory and Fixed Assets.  The inventory and fixed assets of the Corporation to be reflected in the Unaudited Stub Financial Statements as of February 28, 2007 (which are currently estimated to be in the amount of approximately $200,000) and the inventory and fixed assets acquired by the Corporation since such date (a) have been fully paid for unless otherwise reflected in the Available Financial Statements, the Additional Financial Statement, in the Corporation’s books and records, or disclosed in a Schedule to this Agreement, and (b) are marketable or adequate provision for obsolescence has been provided.

(C)           Net Revenues.  The net revenues of the Corporation to be reflected in the 2006 Income Statement shall be at least $3,000,000.

(D)          Net Income.  The net income of the Corporation to be reflected in the 2006 Income Statement shall be at least $70,000.

(xi)           Title of Properties.

(A)          The Corporation does not own any real property.  Except as disclosed on Schedule 4(b)(xi), the Corporation has good, marketable and insurable title to all properties and assets, real and personal, tangible and intangible, having a market value which is currently estimated to exceed $25,000, as will be reflected in the Unaudited Stub Financial Statements or as acquired subsequent to February 28, 2007 (other than those which have been disposed of in the ordinary course of business prior to the Closing Date).

(B)           Schedule 4(b)(xi) contains an accurate list of all leases and other agreements requiring aggregate annual payments by the Corporation in excess of $50,000 under which the Corporation is lessee of any personal property.  Each such lease and other agreement is in full force and effect and constitutes the legal, valid and binding obligation of the Corporation and, to the best knowledge of the Management Stockholders, of the other parties thereto.

(C)           Except as disclosed in Schedule 4(b)(xi), the Management Stockholders are not aware of, nor have they received notice of, the violation of any applicable zoning regulation, ordinance or other law, order, regulation or requirement in force on the date hereof relating to the Corporation’s business or its owned or leased real or personal properties, with which the Corporation has not complied (other than such noncompliance as would not result in a material adverse effect on the Corporation).

(xii)          Material Contracts.

(A)          Schedule 4(b)(xii) contains a complete and correct list as of the date hereof of all material agreements, contracts and commitments, obligations and understandings, as amended, requiring payments or services to or by the Corporation in excess of $50,000 (in the aggregate or per year, as applicable) which are not set forth in any other Schedule (“Material Contracts”).  All such Material Contracts are in full force and effect and, except as disclosed in Schedule 4(b)(xii), the Corporation has and, to the best knowledge of the Management Stockholders, all other parties to, or otherwise bound by, such Material Contracts have performed all obligations required to be performed by them to date.  The Corporation has not received written notice that it is in default of any Material Contract, and to the best knowledge of the Management Stockholders, no event, occurrence, condition or act exists which gives rise to (or which with notice or the lapse of time, or both, would result in) a default or right of cancellation, acceleration or loss of contractual benefits under any Material Contract.  There has been no written threatened cancellations thereof, and the Corporation is not involved in any outstanding disputes under any Material Contract.  Except as set forth in Schedule 4(b)(xii), no consent of any counterparty to any Material Contract is required as a condition to the Corporation’s execution and delivery of this Agreement.  Any contracts, agreements, leases or commitments relating to the business of the Corporation, but held in the name of any of the Stockholders (and set forth in the Schedules hereto) shall be assigned to the Surviving Corporation on the Closing Date.

(B)           Except as otherwise set forth in Schedule 4(b)(xii), each Material Contract constitutes a valid and binding obligation of the Corporation and, to the best knowledge of the Management Stockholders, of the other respective parties to such agreements.  To the best knowledge of the Management Stockholders, no counterparty to any Material Contract is in default thereof, nor are they aware of any event that, with notice, lapse of time or both, would constitute a default by the Corporation or such other parties in respect of which adequate steps have not been taken to cure such default or to prevent a default from occurring or continuing.

(C)           No agreement, contract, commitment, obligation or undertaking listed on the Schedules hereto which the Corporation is a party or by which it or any of its properties is bound, contains any provision, the performance of which materially adversely affects the condition, properties, assets, liabilities, business, operations or prospects of the Corporation following the date hereof.

(xiii)         Default; Violations or Restrictions.  The execution, delivery and performance of this Agreement and of any Other Agreement by the Corporation, and the consummation of any of the transactions contemplated hereby or thereby will not (or with the giving of notice or the lapse of time or both would) (A) result in the breach of any term or provision of the Certificate of Incorporation or By-laws of the Corporation; or (B) violate any provision of or result in the breach of, or constitute a default under any law, order, writ, injunction, decree, statute, rule or regulation of any court, governmental agency or arbitration tribunal applicable to the Corporation (other than such violations, breaches or defaults that would not result in a material adverse effect on the Corporation); or (C) except as set forth in Schedule 4(b)(xiii), violate any provision of or result in the breach of, modification of, acceleration of the maturity of obligations under, or constitute a default, or give rise to any right of termination, cancellation, acceleration or otherwise be in conflict with or result in a loss of material contractual benefits to the Corporation under any of the terms, conditions or provisions of any contract, lease, note, bond, mortgage, deed of trust, indenture, license, security agreement, agreement or other instrument or obligation to which the Corporation is a party or by which it is bound (other than such violations, breaches, modifications, defaults or conflicts that would not result in a material adverse effect on the Corporation); or (D) except as set forth in Schedule 4(b)(xiii), require any consent, approval or notice under any law, rule or decree, document or instrument (other than where the failure to obtain such consent or approval, or give such notice, would not result in a material adverse effect on the Corporation); or (E) except as set forth in Schedule 4(b)(xiii), result in the creation or imposition of any lien, claim, restriction, charge or encumbrance upon the Corporation’s assets (other than such liens, claims, restrictions, charges or encumbrances that would not, in the aggregate, have a material adverse effect on the Corporation).

(xiv)        Court Orders and Decrees.  The Corporation has not received written or oral notice that there is outstanding, pending, or threatened any order, writ,

injunction or decree of any court, governmental agency or arbitration tribunal against the Corporation or involving the Stock or any of the Corporation’s material assets.

(xv)         Books and Records.  The books and records of the Corporation are, in all material respects, complete and correct and have been maintained in accordance with good business practice.  True and complete copies of the Certificate of Incorporation and By-laws of the Corporation and all amendments thereto and true and complete copies of all minutes, resolutions, stock certificates and stock transfer records of the Corporation are contained in the minute books and stock transfer books that have been previously delivered to the Buyer for inspection, and will be transferred and delivered to the Buyer at the Closing.

(xvi)        Pension and Welfare Plans.

(A)          Pension and Profit Sharing Plans.  Except as disclosed in Schedule 4(b)(xvi), the Corporation does not have in effect any pension, profit sharing or other employee benefit plan described under Section 3(2)(A) of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”).  All benefits payable under any terminated employee pension benefit plan (as such term is defined in Section 3(2)(A) of ERISA) previously maintained by the Corporation or to which it has previously contributed (if any) have been paid in full.  The Corporation does not have any unfunded liability in respect of any such plan to the Pension Benefit Guaranty Corporation or to the participants in such plan or to the beneficiaries of such participants.  Each such terminated plan (if any) was terminated substantially in accordance with the applicable provisions of law or any agreement or contract relating to any such plan and has been terminated without liability to the Corporation.

(B)           Welfare Plans.  For any plan, fund, or arrangement of the Corporation which is an employee welfare benefit plan, whether or not currently maintained (within the meaning of ERISA Section 3(1)) (a “Welfare Plan”), the following is true:

(1)           each such Welfare Plan intended to meet the requirements for tax-favored treatment under Subchapter B of Chapter 1 of the Code meets such requirements;
(2)           there is no voluntary employees’ beneficiary association (within the meaning of Section 501(c)(9) of the Code) maintained with respect to any such Welfare Plan;
(3)           there is no disqualified benefit (as such term is defined in Code Section 4976(b)) which would subject the Corporation or the Buyer to a tax under Code Section 4976(a);
(4)           each such Welfare Plan which is a group health plan (if any) complies and has complied with the applicable requirements of Code Section 4980B and would comply with Sections 9801 through 9806 if such provisions were now in effect, Title XXII of the Public Health Service Act, and the applicable provisions of the Social Security Act and is not and has not been a nonconforming group health plan under Section 5000(c) of the Code;
(5)           each such Welfare Plan may be amended or terminated by the Corporation or the Buyer, on or at anytime after, the Closing Date and after any advance notice to participants or similar measures required by law which are non-waivable under the Welfare Plan;
(6)           no such Welfare Plan provides for continuing benefits or coverage for any participant (including past, present or future retirees) or such participant’s beneficiary after termination of employment except as required by the Consolidated Omnibus Reconciliation Act of 1985 (“COBRA”) or any other state or Federal law; and
(7)           no claims have been made and no other events have occurred that might form the basis of a claim which has substantially increased the premiums or other charges of the Corporation under any Welfare Plan.

(xvii)       Insurance.

(A)          Attached as Schedule 4(b)(xvii) is a correct and complete copy of all policies of insurance maintained by or on behalf of the Corporation in which the Corporation is named as an insured party, beneficiary or loss payable payee.  The Corporation maintains insurance coverage with respect to its properties, in respect of liabilities and risks which it believes to be prudently insured against.  The policies attached as  Schedule 4(b)(xvii) are outstanding and in force, and the Corporation has received no written notice of default, cancellation or non-renewal with respect to any material provision contained in any such policy.

(B)           Schedule 4(b)(xvii) contains a correct and complete description of all outstanding insurance claims in excess of $50,000 made by or against the Corporation for damage to or loss of property or income which have been submitted under the Corporation’s insurance policies.  Schedule 4(b)(xvii) also attaches copies of all general comprehensive liability policies carried by the Corporation for the past three years, including excess liability policies and any agreements, arrangements or commitments under which the Corporation indemnifies any other person or is required to carry insurance for the benefit of any other person.

(xviii)      Rights of Third Parties.  Other than as disclosed in Schedule 4(b)(xviii) or any other Schedule attached to this Agreement, or otherwise specifically provided for in this Agreement, the Corporation has not entered into any material leases, licenses, easements or other agreements, recorded or unrecorded, granting rights to third parties in any real or personal property of the Corporation, and no person has any right to possession, use or occupancy of any of the property of the Corporation.

(xix)         Powers of Attorney.  All general or special powers of attorney granted by the Corporation shall be terminated as of the Closing Date.

(xx)          Labor Matters.  The Corporation is not a party to any collective bargaining agreement with any labor union or association. There are no discussions, negotiations, demands or proposals that are pending or have been conducted or made with or by any labor union or association, and there are not pending or, to the best knowledge of the Management Stockholders, threatened any labor disputes, strikes or work stoppages that would have a material adverse effect upon the continued business or operation of the Corporation.  To the best of the Management Stockholders’ knowledge, the Corporation (i) is in compliance with all federal and state laws respecting employment and employment practices, terms and conditions of employment and wages and hours, and (ii) is not engaged in any unfair labor practices.

(xxi)         Relationships with Customers and Clients.  The Management Stockholders believe that the Corporation’s relationships with its customers and clients are satisfactory, and the Management Stockholders have no knowledge of any facts or circumstances which might materially alter, negate, impair or in any way materially adversely affect the continuity of any such relationships. The Management Stockholders have no knowledge of any material claims of any of the Corporation’s customers or clients presently outstanding, pending or threatened against the Corporation. Schedule 4(b)(xxi) contains a correct and complete list of the Corporation’s top ten (10) customers and clients based on sales during the 2006 calendar year, as reflected in the Available Financial Statements.  Except as set forth on Schedule 4(b)(xxi), based upon information in the Available Financial Statements, none of the Corporation’s customers and clients account for ten (10%) percent or more of the Corporation’s customers and clients based on annual sales.

(xxii)        Compensation Plans.  Schedule 4(b)(xxii) contains a correct and complete description of all compensation plans and arrangements, bonus and incentive plans and arrangements; deferred compensation plans and arrangements; stock purchase and stock option plans and arrangements, hospitalization and other life, health or disability insurance or reimbursement programs, holiday, sick leave, severance, vacation, tuition reimbursement, personal loan and product purchase discount policies and arrangements, policy manuals and any other plans or arrangements providing for benefits for employees of the Corporation.  All deferred compensation plans of the Corporation, as such term is defined for purposes of Section 409A of the Code and guidance issued thereunder by governmental authorities (cumulatively referred to as the “Guidance”) are and have always been in material compliance with the provisions of the Guidance.

(xxiii)       Governmental Licenses.  Schedule 4(b)(xxiii) contains a correct and complete list of all material governmental and administrative consents, permits, appointments, approvals, licenses, provider numbers, certificates and franchises which are (i) necessary for the operation of the Corporation, and (ii) required in connection with the Corporation’s execution, delivery or performance of this Agreement, all of which have been obtained by the Corporation and are in full force and effect.

(xxiv)       Brokers.  No person acting on behalf of any of the Corporation or under its authority is or will be entitled to a financial advisory fee, brokerage commission, finder’s fee or other like payment in connection with the transactions contemplated hereby.

(xxv)        Compliance With Laws.

(A)          To the best knowledge of the Management Stockholders, the operations and activities of the Corporation have previously and continue to comply in all material respects with all applicable federal, state and local laws, statutes, codes, ordinances, rules, regulations, permits, judgments, orders, writs, awards, decrees or injunctions known by the Management Stockholders to be applicable to the Corporation (collectively, the “Laws”), as in effect on or before the date of this Agreement, except where such noncompliance would not materially and adversely affect the Corporation.  To the best knowledge of the Management Stockholders, the conduct of the Business of the Corporation as presently conducted does not conflict with the rights of any other person or violate, (with or without the giving of notice or the passage of time, or both), conflict with or result in a default, right to accelerate or loss of material rights under, any terms or provisions of its Certificate of Incorporation or By-laws as presently in effect, or any lien, encumbrance, mortgage, deed of trust, lease, license, agreement, understanding, or Laws to which the Corporation is a party or by which it is bound, other than such conflicts, violations or defaults as do not, in the aggregate, have a material adverse effect on the Corporation.  The Corporation has received no written notice or communication from any third party asserting a failure to comply with any Laws, nor has the Corporation received any written notice that any authority or third party intends to seek enforcement against the Corporation to compel compliance with any such Laws.

(B)           To the best knowledge of the Management Stockholders, there are no existing claims or potential claims which may exist against the Corporation, with respect to the presence on or under, or the escape, seepage, leakage, spillage, discharge, or emission discharging, from the real property leased by the Corporation of, to the extent regulated under any Environmental Laws (defined below), any petroleum or fraction thereof, petroleum product, petroleum by-product, fuel oil, waste oil, explosive, reactive material, ignitable material, corrosive material, hazardous chemical, hazardous waste, hazardous substance, extremely hazardous substance, toxic substance, toxic chemical, radioactive material, medical waste, biomedical waste, infectious material, pollutant, toxic pollutant, herbicide, fungicide, rodenticide, insecticide, contaminant or pesticide and any other element, compound, mixture, solution or substance which may reasonably pose a present or potential hazard to human health or the environment (“Hazardous Material”), including, without limitation, any losses, liabilities, damages, injuries, costs, expenses, reasonable fees of counsel or claims asserted or arising under the Comprehensive Environmental Response, Compensation and Liabilities Act (“CERCLA”), any so-called “Super Fund” or “Super Lien” law or any other applicable federal, state or local statute, law, ordinance, code, rule, regulation, order or decree now in effect (“Environmental Laws”), regulating, relating to or imposing liability or standards of conduct concerning any Hazardous Material.  Since the date first acquired or leased by the Corporation, the Corporation has not placed any Hazardous Material on or under the real property leased by the Corporation and, to the best of Management Stockholder’s knowledge, there has been no Hazardous Material on or under the real property leased by the Corporation.

(C)           Neither the Corporation, nor to the best knowledge of the Management Stockholders, any officer, employee or agent of the Corporation acting on its behalf has, directly or indirectly, within the past three (3) years given or received or agreed to give or receive any gift or similar benefit to any governmental or other person which violates the Foreign Corrupt Practices Act or any other similar Law applicable to the Corporation.

(xxvi)       Absence of Undisclosed Liabilities.

(a)           Except as and to the extent of (i) liabilities or obligations (“Liabilities”) of any nature (whether accrued, asserted, absolute, secured or unsecured, contingent, direct, indirect, known, unknown, perfected, inchoate, unliquidated or otherwise, whether due or to become due), including, without limitation, any obligations arising out of facts, circumstances or events that have occurred prior to the execution and delivery of this Agreement that are not known, but if known, would be contingent liabilities, (ii) Liabilities expressly reflected or reserved for in the Available Financial Statements, (iii) Liabilities to be reflected or reserved for in the Additional Financial Statements, (iv) Liabilities incurred in the ordinary course of business since the date of the Unaudited Stub Financial Statements, (v) Liabilities which individually or in the aggregate are not material to the Corporation, (vi) obligations arising under any contract to which the Corporation is a party, as set forth on Schedule 4(b)(xii), but only to the extent such obligations do not arise from or relate to any breach by the Corporation or any event, circumstance or occurrence that, with notice or lapse of time would constitute a breach by the Corporation, and (vii) Liabilities set forth on Schedule 4(b)(xxvi) or any other Schedule to this Agreement, the Corporation does not have any Liabilities, which are material to the condition (financial or otherwise) of the assets, properties, business or prospects of the Corporation.
(b)           Schedule 4(b)(xxvi) lists all indebtedness of the Corporation as of December 31, 2006 (based upon information in the Available Financial Statements), including without limitation, all obligations for borrowed money (including principal, interest and otherwise), obligations under notes, bonds and debentures, obligations secured by a Lien on the property of the Corporation and capitalized lease obligations (collectively, “Indebtedness”), identifying (i) each instrument under which any such Indebtedness will accelerate or become due or which provides for a right of redemption, repayment or repurchase on the part of the holder of such Indebtedness (with or without due notice or the lapse of time, or both) as a result of this Agreement, the Other Agreements or the transactions contemplated hereby or thereby and (ii) each instrument under which any penalty, premium or similar fee is payable by the obligor upon payment of such Indebtedness prior to its maturity, and the amount of each such penalty, premium or similar fee.
(c)           Except as set forth on Schedule 4(b)(xxvi), the Corporation does not have any Liabilities to, and no Indebtedness is owed to or from, any Stockholder or any Affiliate of any Stockholder or any officer, director, manager of any of the foregoing or spouses, parents, children and siblings of any director, officer or member of any Stockholder or the Corporation or any Affiliates of any of the foregoing.

(xxvii)      Guarantees.  Except as disclosed in Schedule 4(b)(xxvii), none of the Stockholders has personally guaranteed any of the obligations of the Business of the Corporation.  All such guarantees (if any) shall be terminated as of the Closing Date.

(xxviii)     No Legal or Tax Advice.  The Corporation is not relying on any legal or tax advice from the Buyer in connection with the transactions contemplated by this Agreement.

Section 5.              Representations and Warranties of the Buyer and Guarantor.  Buyer and Guarantor warrant and represent to the Stockholders as of the Closing Date as set forth in this Section 5.  As used herein, “best knowledge” or “to the best knowledge” shall mean information actually known by the relevant party or what should be known to such party after due inquiry or in the exercise of reasonable care in the performance of the duties of his office.

(a)           Capacity; No Conflict.  The Buyer and Guarantor have full right, power and capacity to execute, deliver and perform their obligations under this Agreement and the Other Agreements and to consummate the transactions contemplated hereby and thereby.  The execution, delivery and performance of this Agreement and the Other Agreements does not, and the consummation of the transactions contemplated by this Agreement and the Other Agreements will not (i) violate (with or without the giving of notice or the passage of time, or both), conflict with or constitute a breach of or default under any term or provision of the Certificate of Incorporation or By-laws of the Buyer and Guarantor, (ii) violate, conflict with or constitute a breach of any law, order, writ, injunction, decree, statute, rule or regulation of any court, governmental agency or arbitration tribunal known by the Buyer and Guarantor to be applicable to them, (iii) violate any provision of or result in the breach of, modification of, acceleration of the maturity of obligations under, or constitute a default, or give rise to any right of termination, cancellation, acceleration or otherwise be in conflict with or result in a loss of material contractual benefits to the Buyer and Guarantor under any of the terms, conditions or provisions of any contract, lease, note, bond, indenture, instrument, mortgage, deed of trust, license, security agreement or other agreement, obligation or instrument to which the Buyer or Guarantor is a party or by which it is bound, (iv) require any consent, approval or notice under any law, rule or decree, document or instrument (other than where the failure to obtain such consent or approval, or give such notice, would not result in a material adverse effect on the Buyer or Guarantor); or (v) result in the creation or imposition of any lien, claim, restriction, charge or encumbrance upon the Buyer or Guarantor or any of their assets, other than with respect to clauses (ii), (iii) or (iv) of this Section 5(a), such violations, conflicts, breaches, modifications or defaults, or such liens, claims, restrictions, charges or encumbrances that would not result in a material adverse effect on the financial condition of the Buyer or Guarantor on their ability to enter into and perform their obligations hereunder and under the Other Agreements.

(b)           Organization.        The Buyer and Guarantor are each a corporation duly organized, validly existing and in good standing under the laws of their respective states of incorporation, and has the corporate power and authority to carry on its business as now conducted and to own, lease or operate the properties and assets now used by it in connection therewith.  The Buyer and Guarantor are each duly qualified and in good standing to do business in each jurisdiction in which the nature of its business or the ownership or leasing of its properties make such qualification necessary.

(c)           Consents and Approvals.  No governmental license, permit or authorization, and no registration or filing with any court, governmental authority or regulatory agency, and no consent, authorization or approval of, or notice to, any other third party, is required to be obtained by the Buyer or Guarantor as a condition to or in connection with their execution, delivery or performance of this Agreement and the Other Agreements or the consummation of the transactions contemplated hereby or thereby.

(d)           Legal Proceedings.  Except for a claim made by Otto Bock HealthCare LP against Francis Magliochetti, Jr., Edwin Reilly and Andover Medical, Inc. for breach of non-competition agreement by Francis Magliochetti, Jr., neither the Buyer nor Guarantor nor any of their officers or directors is a party to or affected by any pending litigation, arbitration or any governmental administrative proceeding or investigation that would in any manner materially affect its entering into this Agreement or the Other Agreements or performing the transactions contemplated hereby or thereby, or that might result in any material adverse change in the financial condition, business or properties of the Buyer or Guarantor, and to the best of Buyer’s and Guarantor’s knowledge, no such litigation, arbitration, proceeding or investigation is threatened.

(e)           Binding Obligation.  This Agreement and each of the Other Agreements has been duly executed and delivered by the Buyer and Guarantor and constitute the legal, valid and binding obligation of the Buyer and Guarantor, enforceable against the Buyer and Guarantor in accordance with their respective terms, except to the extent that such enforceability may be limited by general principles of equity or bankruptcy, insolvency and other similar laws affecting the enforcement of creditors’ rights generally.  All action of the Board of Directors of the Buyer and Guarantor and all other corporate action necessary to authorize the execution, delivery and performance of this Agreement and the Other Agreements, and the consummation of the transactions contemplated hereby and thereby, has been duly and validly taken.

(f)            Brokers;  Finders.  No agent, broker, investment banker, person or firm acting on behalf of the Buyer or Guarantor or any firm or corporation affiliated with the Buyer and Guarantor or under the authority of the Buyer and Guarantor is or will be entitled to any brokers’ or finders’ fee or any other commission or similar fee in connection with any of the transactions contemplated hereby.

(g)           Accuracy.  No representation, warranty, covenant or statement by the Buyer or Guarantor in this Agreement, including the Schedules and Exhibits attached hereto and the certificates furnished or to be furnished to the Stockholder pursuant hereto, contains or will contain any untrue statement of a material fact, or omits or will omit to state a material fact required to be stated herein or therein or necessary to make the statements contained herein or therein in light of the circumstances under which they were made, not false or materially misleading.

(h)           No Legal or Tax Advice.  Neither the Buyer nor Guarantor is relying on any legal or tax advice from any Stockholder or the Corporation in connection with the transactions contemplated by this Agreement or the Other Agreements.

(i)            Compliance With Laws.  The operations and activities of the Buyer and Guarantor have previously and continue to comply in all material respects with all applicable federal, state and local laws, statutes, codes, ordinances, rules, regulations, permits, judgments, orders, writs, awards, decrees or injunctions known to be applicable to the Buyer and Guarantor, as in effect on or before the date of this Agreement, except where such noncompliance would not materially and adversely affect the Buyer and Guarantor.  The conduct of the business of the Buyer and Guarantor as presently conducted do not conflict with the rights of any other person or violate (with or without the giving of notice or the passage of time, or both), conflict with or result in a default, right to accelerate or loss of material rights under, any terms or provisions of their Certificates of Incorporation or By-laws as presently in effect, or any lien, encumbrance, mortgage, deed of trust, lease, license, agreement, understanding, or Laws to which the Buyer or Guarantor is a party or by which it is bound, other than such conflicts, violations or defaults as do not, in the aggregate, have a material adverse effect on the Buyer or Guarantor.  Neither the Buyer nor Guarantor has received written notice or communication from any third party asserting a failure to comply with any Laws, nor has the Buyer or Guarantor received any written notice that any authority or third party intends to seek enforcement against the Buyer or Guarantor to compel compliance with any such Laws.

(j)            Merger Shares.  The issuance and delivery of the Stock Consideration by the Guarantor (as part of the Merger Consideration) in accordance with the terms of this Agreement has been authorized by all necessary corporate action on the part of the Guarantor.  The Stock Consideration has been duly authorized and, when issued in accordance with the terms hereof, will be validly issued, fully paid and non-assessable.  The shares comprising the Stock Consideration are not subject to any pledge, mortgage, lien, charge, claim, liability, security interest or encumbrance of any nature.  Without limiting the meaning or scope of the prior sentence, there are no outstanding options, warrants, rights of subscription or conversion, preemptive rights, calls, commitments, agreements, arrangements, understandings, plans, contracts, proxies, voting trusts, voting agreements or instruments of any kind or character, oral or written, relating to or affecting the issuance, voting, transfer or disposition of any of the shares comprising the Stock Consideration (except as provided under the Registration Rights Agreement, the form of which is attached as Exhibit H hereto, the Lock-Up Agreement, the form of which is attached as Exhibit I hereto, and as provided under federal and state securities laws).  When received by the Stockholders in accordance with the terms of this Agreement, the Stockholders will hold valid and marketable title to the Shares, free and clear of all pledges, mortgages, liens, charges, claims, liabilities, security interests and encumbrances of any kind, except those arising under the Registration Rights Agreement, the Lock-Up Agreement and federal and state securities laws.

(k)           Reorganizations.

(i)            Buyer is a newly formed New York corporation that was organized solely to engage in the Merger.  Buyer does not have any assets or any liabilities and has not engaged in any business or activity.

(ii)           Buyer is, and immediately prior to the Merger will be, a wholly-owned subsidiary of Guarantor.

(iii)          Buyer has no plan, intention or commitment to issue or sell (a) any of its capital stock, (b) any security of Buyer treated as equity for federal income tax purposes, (c) any security that is convertible or exchangeable into any of the foregoing, or (d) any right to subscribe for or acquire any of the foregoing, and no such securities or rights are outstanding other than the common stock of Buyer that is owned by Guarantor.

(iv)          Neither Guarantor nor Buyer has any plan or intention to cause the Surviving Corporation to issue additional shares of its stock or any other security of Surviving Corporation that would result in Guarantor losing control of the Surviving Corporation within the meaning of Section 368(c) of the Code prior to or immediately after the Merger.

(v)           Prior to the Merger, Guarantor has not acquired (and no related person to Guarantor within the meaning of Treasury Regulations Section 1.368-1(e)(3) has acquired) any stock of the Corporation, either directly or through any transaction, agreement or arrangement with another person.  Guarantor has no plan or intention to acquire or redeem (and no related person to Guarantor within the meaning of Treasury Regulations Section 1.368-1(e)(3) has any plan or intention to acquire) any of the Guarantor stock issued in the Merger, other than pursuant to the terms of this Agreement, either directly or through any transaction agreement or arrangement with another person.

(vi)          Guarantor has no plan or intention to (a) liquidate the Surviving Corporation (including any transaction that would be treated as a liquidation for federal income tax purposes), (b) merge the Surviving Corporation with or into another corporation (including any entity treated as a corporation for federal income tax purposes), (c) sell or otherwise dispose of the stock of the Surviving Corporation, except for transfers of stock to corporations controlled by Guarantor in accordance with Section 368(a)(2)(C) of the Code, or (d) cause the Surviving Corporation to sell or otherwise dispose of any of its assets or any of the assets acquired from Buyer, except for dispositions made in the ordinary course of business or transfers of assets to a corporation controlled by the Surviving Corporation in accordance with Section 368(a)(2)(C) of the Code.

(vii)         Buyer has no liabilities assumed by the Surviving Corporation in the Merger, and will not transfer any assets to the Surviving Corporation in the Merger subject to any liabilities.

(viii)        Following the Merger, Guarantor will cause the Surviving Corporation to continue its historic business or use a significant portion of its historic business assets in a business, in each case within the meaning of Treasury Regulations Section 1.368-1(d).

(ix)           Guarantor and Buyer will each pay their respective expenses, if any, incurred in connection with the transaction contemplated by this Agreement.

(x)            Guarantor is not an investment company within the meaning of Section 368(a)(2)(F)(iii) and (iv) of the Code.

Section 6.              Survival of Representations and Warranties; Indemnification.

(a)           Survival of Representations and Warranties.  All representations and warranties made by the Stockholders or the Buyer and the Guarantor in this Agreement, including without limitation all representations and warranties made in any Exhibit or Schedule hereto or certificate delivered hereunder, shall survive the Closing until the first anniversary of the Closing Date (the “Survival Date”); provided, however, that all representations and warranties made by the Management Stockholders in Sections 4(b)(ix), (xvi) and (xxv), and by the Buyer and the Guarantor in Section 5(i) hereof shall survive the Closing until the expiration of thirty (30) days past the applicable statute of limitations (the “Extended Survival Date”).

(b)           Indemnification by the Stockholders.  Subject to the limitations set forth in Section 6(e)(iv) below, the Stockholders hereby agree to indemnify, defend and hold harmless the Guarantor and its affiliates, and the officers, directors, employees, contractors, agents, representatives of each of them, from and against all liabilities, losses, costs or damages whatsoever (including reasonable expenses and fees of legal counsel) after taking into account any Tax and/or insurance benefit realized by the Surviving Corporation or the Guarantor of any of their respective affiliates (“Losses”) arising out of or relating to any claims, demands, actions, lawsuits or proceedings (“Claims”) made prior to the Survival Date or the Extended Survival Date, if applicable, that Losses have been incurred as a result of (i) the inaccuracy in any material respect of any representation or warranty contained in Section 4 made by any Stockholder and (ii) the non-performance by any Stockholder in any material respect of any covenant, agreement or obligation to be performed by him or it under this Agreement or any Other Agreement; provided, however, that:

(A)          to the extent that the underlying representation, warranty, covenant, agreement or obligation (the breach of which gave rise to such Losses) was made by one or more of the Stockholders on a several but not joint basis, then each such Stockholder’s indemnification obligations hereunder shall be several and not joint, and (subject to the limitations set forth in Section 6(e)(iv) below) limited in amount to those Losses directly attributable to such Stockholder’s breach;

(B)           no Stockholder shall be liable for Losses attributable to the breach of any representation, warranty, covenant, agreement or obligation for which such Stockholder is neither jointly nor severally liable;

(C)           no Stockholder shall be liable for Losses attributable to the operation of the Business of the Corporation on and after the Closing Date; and

(D)          no Stockholder shall be liable for Losses attributable to a breach of the representations and warranties set forth in Section 4(b)(x), for which the Guarantor’s sole remedy shall be the procedures for post-closing adjustments to the Merger Consideration pursuant to Section 1(g).

(c)           Indemnification by Buyer and Guarantor.  Subject to the limitations set forth in Section 6(e)(iv) below, the Buyer and Guarantor hereby agree to indemnify, defend and hold harmless each of the Stockholders from and against all Losses arising out of or from or based upon (i) the inaccuracy in any material respect of any representation or warranty contained in Section 5 by the Buyer and Guarantor; (ii) the non-performance by the Buyer and Guarantor in any material respect of any covenant, agreement or obligation to be performed by the Buyer and Guarantor under this Agreement or any Other Agreement; and (iii) any liabilities arising out of the operation of the Business of the Corporation by Buyer on and after the Closing Date.

(d)           Tax Indemnification.  The following provisions shall govern the allocation of responsibility as between the Guarantor, the Corporation and the Surviving Corporation on the one hand, and the Stockholders on the other, for certain Tax matters following the Closing Date:

(i)            Tax Indemnification.  Each Stockholder shall severally indemnify the Guarantor and its affiliates, and the officers, directors, employees, contractors, agents, and representatives of each of them, harmless from and against any Losses attributable to (i) all Taxes of the Corporation for all taxable periods ending on or before the Closing Date and for the portion of the period through the end of the Closing Date for any taxable period that includes (but does not end on) the Closing Date (such periods or portions are the “Pre-Closing Tax Periods”), (ii) all Taxes for Pre-Closing Tax Periods of any member of an affiliated, consolidated, combined or unitary group of which the Corporation (or any predecessor of any of the foregoing) is or was a member for such Pre-Closing Period, including pursuant to Treasury Regulation Section 1.1502-6 or any analogous or similar Law, and (iii) all Taxes for Pre-Closing Tax Periods of any person (other than the Corporation) imposed on the Corporation as a transferee or successor, by contract or pursuant to any Law.

(ii)           Straddle Period.  In the case of any taxable period that includes (but does not end on) the Closing Date (a “Straddle Period”), the amount of any Taxes of the Corporation for the Pre-Closing Tax Period shall be determined based on an interim closing of the books as of the close of the Closing Date (and for such purpose, the taxable period of any partnership or other pass-through entity in which the Corporation holds a beneficial interest shall be deemed to terminate at such time); provided, however, that any property Taxes of the Corporation for a Straddle Period that relates to the Pre-Closing Tax Period shall be deemed to be the amount of such Tax for the entire taxable period multiplied by a fraction the numerator of which is the number of days in the taxable period ending on the Closing Date and the denominator of which is the number of days in such Straddle Period.

(iii)          Cooperation on Tax Matters.  Guarantor and the Surviving Corporation and Stockholders’ Representative shall cooperate fully, as and to the extent reasonably requested by the other party, in connection with the filing of Tax Returns pursuant to this Agreement and any audit, litigation or other proceeding with respect to Taxes.  Such cooperation shall include the retention and (upon the other party’s request) the provision of records and information that are reasonably relevant to any such audit, litigation or other proceeding and making employees available on a mutually convenient basis to provide additional information and explanation of any material provided hereunder.  Guarantor and the Surviving Corporation agree (A) to retain all books and records with respect to Tax matters pertinent to the Corporation relating to any taxable period beginning before the Closing Date until 60 days after the expiration of the statute of limitations (including any extensions or waivers thereof) of the respective taxable periods, and to abide by all record retention agreements entered into with any Taxing Authority, and (B) to give the other party reasonable written notice prior to transferring, destroying or discarding any such books and records and, if the other party so requests, the Surviving Corporation or Stockholders’ Representative, as the case may be, shall allow the other party to take possession of such books and records. Guarantor and the Surviving Corporation and Stockholders’ Representative further agree, upon request, to provide the other party with all information in such party’s possession or control that either party may be required to report pursuant to Section 6043 or 6043A of the Code, or Treasury Regulations promulgated thereunder.

(iv)          Tax-Sharing Agreements.  All tax-sharing agreements or similar agreements with respect to or involving the Corporation shall be terminated as of the Closing Date and, after the Closing Date, the Surviving Corporation shall not be bound thereby or have any liability thereunder.

(v)           Certain Taxes and Fees.  All transfer, documentary, sales, use, stamp, registration and other such transfer Taxes, and all conveyance fees, recording charges and other fees and charges (including any penalties and interest) incurred in connection with consummation of the transactions contemplated by this Agreement shall be paid by Stockholders when due, and Stockholders will, at their own expense, file all necessary Tax Returns and other documentation with respect to all such Taxes, fees and charges, and, if required by applicable law, Buyer will, and will cause its affiliates to, join in the execution of any such Tax Returns and other documentation.

(vi)          The Guarantor shall cause the Surviving Corporation to take all actions, as requested by the Stockholders’ Representative, to allow the Stockholders’ Representative to act with the Surviving Corporation in connection with its defense of any Tax matters for which the Stockholders shall have Indemnification obligations pursuant to this Agreement.  The procedural rules contained in Section 6(e) shall apply here as if restated in their entirety.

(e)           Defense of Claims.

(i)            Whenever any Claim shall be made that alleges a Loss for which indemnification would be payable hereunder, the party entitled to indemnification (the “Indemnitee”) shall notify the indemnifying party (the “Indemnitor”) in writing within 30 days after the Indemnitee has actual knowledge of such Claim (the “Notice of Claim”).  The Notice of Claim shall specify all facts known to the Indemnitee giving rise to such Claim and a detailed breakdown of the amount or an estimate of the amount of the Loss arising therefrom.

(ii)           If the facts giving rise to any such Claim shall involve any actual, threatened or possible claim or demand by any person against the Indemnitee, the Indemnitor shall be entitled (without prejudice to the right of the Indemnitee to participate at its expense through co-counsel of its own choosing) to contest or defend such Claim at its expense and through counsel of its own choosing if it gives written notice of its intention to do so to the Indemnitee within 10 days after receipt of the Notice of Claim; provided that Indemnitor diligently prosecutes or defends such Claim.

(iii)          Neither the Indemnitee nor the Indemnitor shall settle any Claim or consent to the entry of judgment with respect thereto without the prior written consent of the other party, which consent shall not unreasonably be withheld or delayed.  If a firm offer is made to settle a Claim defended by the Indemnitee and the Indemnitor refuses to accept such offer within 20 days after receipt of written notice from the Indemnitee of the terms of such offer, then, in such event, the Indemnitee shall continue to contest or defend such Claim and shall be indemnified pursuant to the terms hereof; provided, however, that in the event the Indemnitor refuses to accept such offer to settle a Claim as described above and the Indemnitee continues to contest or defend such Claim, the Losses shall be deemed to include the value of Indemnitee’s time (valued at the actual out-of-pocket cost thereof) spent in connection with the defense of such Claim.  If a firm offer is made to settle a Claim and the Indemnitor notifies the Indemnitee in writing that the Indemnitor desires to accept and agree to such settlement, but the Indemnitee elects not to accept or agree to it, the Indemnitee may continue to contest or defend such Claim, and thereafter control the contest or defense of such Claim even if the Indemnitor previously controlled such contest or defense, and in such event, the total maximum Losses for which indemnification would be due hereunder with respect to such Claim shall be limited to and shall not exceed the amount of such settlement offer, plus reasonable out-of-pocket costs and expenses (including reasonable attorneys’ fees and disbursements) to the date of notice that the Indemnitor desires to accept such settlement.

(iv)          Notwithstanding any provision of this Agreement to the contrary, no Claim for indemnification pursuant to this Section 6 by the Indemnitee shall be asserted except to the extent indemnifiable Losses exceed, in the aggregate, the sum of $50,000 (the “Basket Amount”), after which only aggregate Losses in excess of the Basket Amount shall be indemnifiable hereunder by the Stockholders.  Notwithstanding any provision of this Agreement to the contrary, the maximum liability for indemnification (including for this purpose any and all other adjustments made to the Merger Consideration pursuant to the terms of this Agreement) by the Buyer and Guarantor shall not exceed the Adjusted Merger Consideration, and for each Stockholder, shall not exceed seventy-five (75%) percent of the aggregate Pro Rata Portion of the Merger Consideration.  Any liability of any Stockholder for indemnification with respect to a Claim shall be satisfied up to the Pro Rata Portion of the Adjusted Merger Consideration received by such Stockholder, from his or its Pro Rata Portion of (a) first, the Cash Escrow Amount, (b) second, the Stock Escrow Amount (valued at the average of the closing price of such stock on each of the last ten (10) trading days immediately prior to the payment date), (c) third, the Cash Consideration, and (d) fourth, the Stock Consideration, and if still not satisfied, from the Stockholder’s own funds.

(f)            Effect on Merger Consideration.  The parties agree to treat any indemnity payment made pursuant to this Section 6 as an adjustment to the Merger Consideration for all purposes, including federal, state, local and foreign income Tax purposes.

Section 7.              Confidentiality.  From and after the date of this Agreement, each party hereto and their representatives shall maintain the confidentiality of all documents and information of a confidential nature received from any other party hereto in the course of their negotiations and due diligence review and will in no event use any confidential information for any purpose other than for the evaluation of the transactions contemplated herein and in the event of termination of this Agreement will destroy all copies of documentation which each party may have delivered to the other party and will not use any confidential information for their own benefit; provided, that either party may disclose such information (a) to its affiliates and professional advisors in connection with the negotiation and performance of this Agreement, (b) which is publicly available when received, or subsequently becomes publicly available through no fault of the disclosing party, and (c) as may be required by Law or legal process, and the Stockholders may disclose such information in connection with the preparation and filing of Tax Returns hereunder, any audit, litigation or other proceeding with respect to Tax hereunder or in investigating and enforcing its rights hereunder.

Section 8.              The Management Stockholders’ Covenants Prior to Close.  The Management Stockholders hereby covenant that, except as otherwise consented to in writing by Buyer, from and after February 28, 2007 and until the Closing or the earlier termination of this Agreement:

(a)           Conduct of Business.

(A)          The Corporation shall:

(i)            carry on the Corporation’s Business  in the ordinary course and in the same manner as heretofore conducted, in consultation with Buyer, not carry on any activity relating to the Business other than normal day-to-day activities, and shall not take any action or fail to take any action, with respect to the Business, if such action or failure thereof could reasonably be expected to have a material adverse effect (“Material Adverse Effect”).  “Material Adverse Effect” shall mean, with respect to the Business, any material adverse effect or material adverse change in the financial condition, operations or results of operations of the Business, taken as a whole, or on the ability of Stockholders to consummate the transactions contemplated hereby;

(ii)           not acquire, license, encumber, assign or dispose of any assets other than in the ordinary course of business as currently conducted;

(iii)          not enter into, amend or cancel any Material Contract;

(iv)          not do anything which constitutes a material breach of the employer-employee relationship;

(v)           not perform any act or omission which would materially reduce the value of the Business, except as required by Law or by pre-existing binding contractual agreements;

(vi)          not fail to maintain the books, accounts and records with respect to the Business on a basis consistent with past practice;

(vii)         maintain and keep the assets of the Corporation in the condition in which they are as at the date hereof subject to fair wear and tear in the ordinary course of business;

(viii)        retain all operating personnel of the Corporation listed as key personnel on Schedule 8(a) hereto;

(ix)           not incur any additional Indebtedness from any bank or financial institution, or increase the principal amount of all such Indebtedness currently outstanding; or

(x)            not enter into any new contract or agreement which requires payments by the Corporation in excess of $10,000 per year or in the aggregate (as applicable).

(B)           The Management Stockholders shall use commercially reasonable efforts consistent with past practice to preserve the Business and continue business relationships with suppliers, customers and others having business relations with Corporation in connection with the operation of the Business.

(b)           Cooperation.  The Stockholders and the Corporation shall use their best efforts to cause the transactions contemplated by this Agreement to be consummated as promptly as practicable in accordance with the terms and conditions hereof.

(c)           Notification.  The Stockholders and the Corporation shall immediately notify Buyer after it becomes aware of (i) the occurrence of any event which has or could reasonably be expected to have a Material Adverse Effect, (ii) the receipt by the Corporation of any offer to purchase the Business or other inquiry regarding the purchase of the Business, and (iii) the discovery by the Corporation, or the occurrence of any event the result of which is, that one or more of the representations and warranties of Stockholders set forth in this Agreement is or shall become false or otherwise misleading, in which case (and if the Buyer shall become aware of a breach by Stockholders of one or more of their representations and warranties other than following notification by the Stockholders) the Buyer shall have the option to terminate this Agreement or to proceed to the Closing hereunder but in either case without prejudice to its rights hereunder including, but not limited to, the right to bring an action under the representations and warranties or indemnities set out herein.

(d)           Buyer’s Access to Premises and Information.  Stockholders hereby acknowledge that Buyer may continue its due diligence investigation through and until the Closing.  Stockholders’ Representative shall cooperate with such reasonable investigation.  Prior to the Closing, Buyer shall have (i) reasonable access to the books and records of the Corporation upon prior written notice and at a mutually agreed upon location, and (ii) access to the facilities of the Business during normal business hours.  Stockholders’

Representative shall furnish or cause to be furnished to the Buyer all data and information concerning the Business that may reasonably be requested and that is reasonably available, including any applications or statements to be made to any governmental authority in connection with the transactions contemplated by this Agreement.  Further, Management Stockholders shall assist Buyer in contacting and communicating with the employees, customers and vendors of the Corporation having dealings with the Business.  Buyer agrees that all contacts with the customers and suppliers having dealings with the Business shall be subject to Management Stockholders prior approval which shall not unreasonably be withheld or delayed.

(e)           Obtaining of Consents.  In connection with the obtaining of any consent or approval to the assignment of any Material Contract to Buyer, Management Stockholders shall use all reasonable commercial efforts to do, or procure to be done, all such further acts and things and execute or procure the execution of all such other documents as may be reasonably required by the relevant counterparty, from whom any such consent or approval is being sought, in order for any such consent or approval to be given.

(f)            No Shopping.  The Corporation and the Stockholders hereby covenant and agree as follows: that prior to the Closing Date, while this Agreement is in effect, neither the Corporation, nor any of its officers or directors or the Stockholders shall directly or indirectly, (i) solicit, initiate or enter into discussions concerning  the submission of proposals or offers from any other person relating to a possible disposition of any of the Business, a financing or similar transaction, (ii) solicit, initiate or enter into discussions relating to a possible disposition of the Business, a financing or similar transaction, (iii) furnish to any other person any information not already in the public domain relating to the Business (other than in the ordinary course of business), or (iv) assist, participate in, facilitate or encourage any effort or attempt by any other person to do or seek any of the foregoing, except in each case as may be required by applicable law, court or administrative order or in connection with contractual obligations entered into in the ordinary and usual course of business. If approached with respect to any such transaction, the Stockholders shall report such information to the Buyer and supply the contact information of the same.

(g)           Delivery of the Additional Financial Statements; Bring-Down.  The Corporation agrees to use commercially-reasonable efforts to cause a copy of the Additional Financial Statement to be delivered to the Buyer as soon as practicable after the execution and delivery of this Agreement.  Simultaneously with the delivery of the Additional Financial Statements to the Buyer, the Management Stockholders shall also furnish a certificate to the Buyer (the “Financial Statement Bring-Down Certificate”) containing the  representations and warranties set forth below in subsection (i) of this Section 8(g) pertaining exclusively to the Additional Financials Statements.  In connection with the delivery of the Additional Financial Statements and the Financial Statement Bring-Down Certificate, the Management Stockholders shall have the right, without requiring the consent of the Buyer or Guarantor, to amend any of the Schedules to this Agreement as may be necessary or desirable in order to conform the information disclosed in such Schedules with that reflected in the Additional Financial Statements, and as so amended such Schedules shall be deemed part of and incorporated into this Agreement.

The Management Stockholders shall furnish a copy of any such amended Schedules to the Buyer.

(i)            In the Financial Statement Bring-Down Certificate, each of the Management Stockholders shall represent and warrant to the Buyer as of the Closing Date as follows:

The Audited Financial Statements of the Corporation, together with the related notes and schedules, and the Unaudited Stub Financial Statements of the Corporation, together with the related notes and schedules (if any), true, correct and complete copies of which have been delivered to the Buyer, (A) have been prepared by certified public accountants in accordance with GAAP; (B) with respect to the Audited Financial Statements, present fairly, and are true, correct and complete statements in all material respects of the financial condition and the results of operations, the retained earnings, shareholders’ equity and cash flows of the Corporation as at and for the periods therein specified, without any qualifications including, but not limited to, a going concern opinion; (C) with respect to the Unaudited Stub Financial Statements, present fairly, and are true, correct and complete statements in all material respects of the financial condition and the results of operations of the Corporation as at and for the periods therein specified, subject to normal adjustments that would result from an audit thereof; (D) do not contain any untrue statements of a material fact or omit to state a material fact necessary to make the statements made, in light of the circumstances under which such statements were made, not misleading with respect to the periods covered thereby (except in the case of the Unaudited Stub Financial Statements, for any normal adjustments that would result from an audit thereof); and (E) have been prepared from and are in accordance with the accounting Books and Records of the Corporation.

Section 9.              Conditions Precedent to the Obligation of the Buyer and Guarantor to Close.  The obligations of the Buyer and the Guarantor to complete this transaction shall be subject to the fulfillment at or prior to the Closing Date of the following conditions:

(a)           There shall not have been any breach of the representations, warranties, covenants and agreements of the Stockholders or the Corporation contained in this Agreement or the Schedules and Exhibits hereto, and all such representations and warranties shall be true at all times on and before the Closing as if given at such times, except to the extent that any such representation or warranty is expressly stated to be true as of some other time.

(b)           The Stockholders and the Corporation shall have performed and complied with all covenants, agreements and conditions required by this Agreement to be performed or complied with by them prior to or at the Closing Date. All documents and instruments required in connection with this Agreement shall be reasonably satisfactory in form and substance to the Buyer.

(c)           There shall be no outstanding actions or threats of action by any party that may materially adversely effect the condition (financial or otherwise), business, assets, liabilities, properties, results of operations, or earnings of the Corporation.

(d)           The Buyer shall have received certificates dated the Closing Date and signed by the Stockholders’ Representative and the Corporation certifying that the conditions specified in subsections (a), (b) and (c) above have been fulfilled except to the extent that any non-fulfillment was disclosed in writing to the Buyer prior to the Closing Date.

(e)           The Corporation and/or the Stockholders shall have obtained and delivered to the Buyer any required consents or approvals of any third parties whose consent is required by such party as a condition to the consummation of the transactions contemplated hereunder.

(f)            The Buyer shall have received originals or certified copies, reasonably satisfactory in form and substance to the Buyer, of the following corporate documents of the Corporation:

(i)            the Certificate of Incorporation of the Corporation and all amendments thereto and restatements thereof certified as of a recent date by the Secretary of State of New York;

(ii)           the By-laws of the Corporation and all amendments thereto and restatements thereof certified as of the Closing Date by an officer of the Corporation;

(iii)          certificate of existence of the Secretary of State of New York, certifying as of a recent date that the Corporation is duly organized, validly existing and in good standing under the laws of that State;

(iv)          copies of the minutes and resolutions of the Board of Directors and stockholders of the Corporation showing the approval by such Board and Stockholders of the execution and delivery by the Corporation to the Buyer of this Agreement and of the agreements and instruments provided for herein to which the Corporation is a party and of the performance of the obligations of the Corporation under this Agreement and such other instruments and agreements, certified as of a recent date by the Secretary or another officer of the Corporation; and

(v)           a certificate of incumbency identifying the officers and directors of the Corporation immediately before Closing, and attaching the resignation letters of all the directors, and those officers as the Buyer shall specify, in each case to be effective as of the consummation of the Closing.

(g)           The Buyer shall have received a written opinion of counsel for the Stockholders, the Stockholders’ Representative and the Corporation dated as of the Closing Date, in the form of Exhibit J hereto.

(h)           The Corporation and/or the Stockholders shall have delivered to the Buyer an assignment or consent to all of the leases (if any) described in Schedule 4(b)(ix) that require such assignment or consent as a condition to the consummation of the transactions contemplated hereby.

(i)            The Buyer shall have received from Joseph Anastasio and Jeanne Wilde the employment agreements in the form attached hereto as Exhibit B.

(j)            The Buyer shall have received from Marc Waldman and William Tobin the Consulting Agreements in the forms attached as Exhibits C and D.

(k)           The Buyer shall have received from each Non-Management Stockholder the non-competition agreements in the form attached hereto as Exhibit E.

(l)            The Buyer shall have received from the Stockholders’ Representative and each of the Stockholders, original copies of this Agreement and each of the Other Agreements, validly executed and delivered by the Stockholders’ Representative and the Stockholders (as is a party thereto).

(m)          Since February 28, 2007, there shall have been no material adverse change in the condition (financial or otherwise), business, assets, liabilities, properties, results of operations or earnings of the Corporation.

(n)           Each of the Stockholders shall have delivered to the Stockholders’ Representative a lock-up agreement substantially in the form attached hereto as Exhibit I (“Lock-Up Agreement”).

(o)           Buyer shall have obtained financing satisfactory to Buyer to provide at least $500,000 of cash equity financing for the Merger Consideration.

(p)           Stockholders shall have obtained and delivered to Buyer any and all required waivers of default and/or consent to assumption of debt by the Corporation’s lenders and/or Buyer shall have entered into replacement borrowing facilities on terms reasonably acceptable to Buyer.

(q)           Stockholders shall have delivered to the Exchange Agent the Certificates evidencing the Stock.

(r)            Buyer shall have received unqualified Audited Financial Statements and the Unaudited Stub Financial Statements.

Section 10.            Conditions Precedent to the Obligations of Stockholders and the Corporation to Close.  The obligations of the Stockholders and the Corporation to complete this transaction shall be subject to the fulfillment at or prior to the Closing Date of the following conditions:

(a)           There shall not have been any breach of the representations, warranties, covenants and agreements of the Buyer and the Guarantor contained in this Agreement, and all such representations and warranties shall be true at all times at and before the Closing, except to the extent that any such representation or warranty is expressly stated to be true as of some other time.

(b)           The Buyer and the Guarantor shall have performed and complied with all agreements and conditions required by this Agreement to be performed or complied with by them. All documents and instruments required in connection with this Agreement shall be reasonably satisfactory in form and substance to the Stockholders’ Representative.

(c)           The Stockholders’ Representative shall have received a certificate dated the Closing Date and signed by the Buyer and the Guarantor, certifying that the conditions specified in Sections 10(a) and 10(b) above have been fulfilled.

(d)           The Buyer shall have obtained and delivered to the Stockholders’ Representative any required consents or approvals of any third parties whose consent is required by the Buyer or the Guarantor as a condition to the consummation of the transactions contemplated hereunder.

(e)           The Stockholders shall have received originals or certified copies, reasonably satisfactory in form and substance to the Stockholders’ Representative, of the following corporate documents of the Buyer:

(i)            a certificate of existence certifying as of a recent date that the Buyer is a corporation in good standing under the laws of its state of incorporation;

(ii)           copies of the minutes and resolutions of the Board of Directors and stockholder of the Buyer showing the authorization and approval by such Board and stockholder of the execution and delivery by the Buyer of this Agreement and the agreements and instruments provided for herein and of the performance of the obligations of the Buyer under this Agreement and such other instruments and agreements, certified as of a recent date by the Secretary or another officer of the Buyer; and

(iii)          a certificate of incumbency identifying the officers and directors of the Buyer as of the Closing Date.

(f)            The Stockholders shall have received originals or certified copies, reasonably satisfactory in form and substance to the Stockholders’ Representative, of the following corporate documents of the Guarantor:

(i)            a certificate of existence certifying as of a recent date that the Guarantor is a corporation in good standing under the laws of its state of incorporation;

(ii)           copies of the minutes and resolutions of the Board of Directors of the Guarantor showing the approval by such Board of the execution and delivery by the Guarantor of this Agreement, the Guaranty, and the agreements and instruments provided for herein to which the Guarantor is a party, and of the performance of its obligations hereunder and thereunder, and the issuance of the shares of common stock as part of the Merger Consideration as provided herein, certified as of a recent date by the Secretary or another officer of the Guarantor; and

(iii)          a certificate of incumbency identifying the officers and directors of the Guarantor as of the Closing.

(g)           Guarantor shall have delivered to the Stockholders’ Representative a Registration Rights Agreement substantially in the form attached hereto as Exhibit H (“Registration Rights Agreement”).

(h)           Guarantor shall have delivered to the Exchange Agent the Cash Consideration, less the Cash Escrow Amount, and shall have delivered to the Escrow Agent the Cash Escrow Amount.

(i)            Guarantor shall have delivered to the Exchange Agent certificates evidencing the Stock Consideration.

Section 11.            Termination.  This Agreement may be terminated at any time prior to the Closing Date:

(a)           By mutual written consent of the Stockholders’ Representative, the Buyer and the Corporation properly authorized (where applicable) by their respective Boards of Directors;

(b)           By the Buyer or the Stockholders’ Representative if this transaction is not completed by April 15, 2007 unless extended by mutual consent;

(c)           By the Buyer, if the Stockholders have materially breached any of their  representations, warranties or covenants under this Agreement;

(d)           By the Buyer, pursuant to Section 1(d) herein, if the Stock Consideration exceeds the ceiling of 3,000,000 shares of Common Stock of Guarantor;

(e)           By the Stockholders’ Representative pursuant to Section 1(d) herein, if the Stock Consideration is less than the floor of 2,850,000 shares of Common Stock of Guarantor;

(f)            By the Stockholders, if the Buyer or Guarantor has materially breached any of their representations, warranties or covenants under this Agreement;

(g)           By Buyer or Stockholders, if any court of competent jurisdiction in or other governmental body shall have issued an order, decree or ruling or taken any other action restraining, enjoining or otherwise prohibiting the transactions contemplated by this Agreement and such order, decree, ruling or other action shall not have been withdrawn by 30 days after the date on which such order, decree, ruling or other action was first issued or taken; or

(h)           By Stockholders or Buyer if a proceeding in bankruptcy or reorganization of the Corporation, Buyer or Guarantor or the readjustment of or moratorium on any of its debts under the U.S. bankruptcy laws, or any part thereof, or under any other laws, whether state or federal, for the relief of debtors now or hereafter existing, shall be commenced by or against the Corporation, Buyer or Guarantor.

Section 12.            The Buyer’s and the Guarantor’s Obligations at Closing.

(a)           At the Closing, in addition to fulfilling the conditions to closing appearing in Section 10 of this Agreement, the Buyer and the Guarantor shall deliver:

(i)            to Loeb & Loeb LLP, all of the Cash Consideration less the Cash Escrow Amount;

(ii)           to the Escrow Agent, an original copy of the Escrow Agreement, duly and validly executed by the Guarantor;

(iii)          to the Stockholders’ Representative and each of the Stockholders an original copy of the Escrow Agreement, duly and validly executed by the Escrow Agent;

(iv)          to the Exchange Agent in trust for each Stockholder, such Stockholder’s allocated Pro Rata Portion of the Stock Consideration, as specified in Schedule 3(a) hereto, free of all liens, claims and encumbrances;

(v)           to the Escrow Agent, the Cash Escrow Amount; and

(vi)          to each of the Stockholders an original copy of the Guaranty in the form of Exhibit F, duly and validly executed by the Guarantor.

Section 13.            The Stockholders’ Obligations at Closing.  At the Closing, in addition to fulfilling the conditions to Closing appearing in Section 9 herein:

(a)           the Stockholders’ Representative shall deliver to the Buyer stock Certificate(s) representing the shares of Stock owned by each Stockholder, free of all liens, claims and encumbrances properly endorsed, or with stock powers executed in blank, and with any and all transfer, stamp or similar taxes upon the transfer of the shares to the Buyer paid in full by such Stockholder;

(b)           the Exchange Agent shall deliver to the Escrow Agent, after receipt of the certificates representing the Stock Consideration from the Guarantor, the certificates representing the Stock Escrow Amount, with corresponding stock powers executed in blank.

(c)           the Stockholders’ Representative shall transfer and deliver to the Buyer all original minute books, stock books, stock transfer ledger, canceled stock certificates, corporate seals and financial records and statements of the Corporation.

Section 14.            Subsequent Events.

(a)           Access to Books and Records of the Corporation and Surviving Corporation.  After the Closing, the Guarantor hereby agrees to provide, and to cause the Surviving Corporation to provide, the Stockholders’ Representative and its accountants and representatives with full and free access to the books and records of the Corporation and Surviving Corporation and to cooperate fully with all such accountants and representatives of the Stockholders’ Representative (i) so that the Closing Balance Sheet may be prepared on a timely basis, (ii) so that the Stockholders’ Representative and its accountants and representatives may prepare a statement of profit and loss and a statement of cash flows of the Corporation as of and at the Closing Date, copies of which shall be delivered to the Guarantor together with the Closing Balance Sheet within forty-five (45) days after the Closing Date, and (iii) in connection with the procedures for finally determining the Closing Balance Sheet and the 2007 Income Statement under Sections 1(g)(iv) and 1(g)(vi), respectively.

(b)           Tax Matters.

(i)            The Stockholders’ Representative shall (at the Surviving Corporation’s expense) prepare or cause to be prepared and file or cause to be filed on a timely basis all income and franchise Tax Returns with respect to the Corporation for taxable periods ending on or prior to the Closing Date, and the Surviving Corporation authorizes the Shareholders’ Representative to do so on its behalf.  Such Tax Returns shall be prepared on a basis consistent with the similar Tax Returns for the preceding periods and shall not make, amend, revoke or terminate any election or change any tax accounting method, practice or procedure without Guarantor’s consent.  The Stockholders shall give a copy of each such Tax Return to Guarantor prior to filing for its review, comment and approval.  The Surviving Corporation shall timely pay the Taxes shown to be due and owing by the Corporation on such Tax Returns.

(ii)           Guarantor shall include the Surviving Corporation or cause Surviving Corporation to be included in its consolidated federal income Tax Return for the period that includes the day after the Closing Date.

(iii)          Guarantor shall not file, or cause or permit the Surviving Corporation or any of its affiliates to file, a Tax Return of the Corporation or an amendment to any Tax Return of the Corporation with respect to any period ending on or prior to the Closing Date without the consent of the Stockholders’ Representative, which consent shall not unreasonably be withheld or delayed.

(iv)          The Stockholders’ Representative shall have the right (at the Stockholders’ expense) to file an amended Tax Return with respect to the Corporation for a period ending on or before the Closing Date with the consent of Guarantor, which consent shall not unreasonably be withheld or delayed.

Section 15.            Parties in Interest.  This Agreement shall be binding upon and shall inure to the benefit of the parties and their successors and assigns. Nothing herein expressed or implied is intended or shall be construed to confer upon or to give any person, firm, or corporation other than the parties hereto any rights or remedies under or by reason hereof.

Section 16.            Entire Agreement.  This Agreement, including the Schedules and Exhibits hereto, and together with the Other Agreements, contains the entire agreement and understanding among the parties hereto with respect to the subject matter hereof, supersedes all prior and contemporaneous agreements, arrangements and understandings, and shall not be modified or affected by any offer, proposal, statement or representation, oral or written, made by or for any party in connection with the negotiation of the terms hereof.  All references herein to this Agreement shall specifically include, incorporate and refer to the Schedules and Exhibits attached hereto which are hereby made a part hereof.  There are no representations, promises, warranties, covenants, undertakings or assurances (express or implied) other than those expressly set forth or provided for herein and in the other documents referred to herein.  This Agreement may not be modified or amended orally, but only by a writing signed by all the parties hereto.

Section 17.            Governing Law.  This Agreement and all rights and obligations hereunder shall be governed by, and construed in accordance with, the laws of the Commonwealth of Massachusetts, applicable to agreements made and to be performed wholly within said State, without regard to the conflicts of laws principles of such State.

Section 18.            Expenses.  The Buyer, the Guarantor, the Corporation and the Stockholders shall each pay their own expenses, including but not limited to legal, accounting and auditing fees, incidental to the preparation of this Agreement, the carrying out of the provisions of this Agreement and the consummation of the transactions contemplated hereby.  Notwithstanding the foregoing, Buyer has heretofore advanced to the Corporation $17,500.00, and has agreed to pay an additional $24,500.00, for the audit of the Corporation’s financial statements by MantylaMCREYNOLDS LLC.  Except as otherwise provided herein, the Buyer shall not assume any of the foregoing expenses of the Corporation or the Stockholders relating to and/or as a result of the Merger.

Section 19.            Arbitration.  If a dispute between the parties cannot be resolved by informal meetings and discussions, the dispute shall be settled by binding arbitration, and a corresponding judgment may be entered in a court of competent jurisdiction.  Arbitration of any dispute may be initiated by one party by sending a written demand for arbitration to the other party, which demand will preclude any party hereto from initiating an action in any court.  This demand will specify the matter in dispute and request the appointment of an arbitration panel.  The arbitration panel will consist of one arbitrator named by Buyer, one arbitrator named by Stockholders’ Representative and a third arbitrator named by the two arbitrators so chosen.  The arbitration hearing will be conducted in accordance with the procedural rules set forth in the commercial arbitration rules of the American Arbitration Association.  The situs of the arbitration will be

Boston, Massachusetts.  The arbitrators shall not be empowered to award punitive or exemplary damages to either party.

Section 20.            Consent to Jurisdiction; Waiver of Jury Trial.  Except for disputes which are required to be settled by binding arbitration as set forth in Section 19, in the event that litigation of a dispute is initiated by either of the parties hereto, each of the parties hereto (i) consents to submit itself to the personal jurisdiction of the Courts of the Commonwealth of Massachusetts or the United States District Court for the District of Boston to the extent that such court would have subject matter jurisdiction with respect to such dispute; (ii) agrees that it will not attempt to deny or defeat such personal jurisdiction or venue by motion or other request for leave from any such court; (iii) agrees that it will not bring any action relating to this Agreement or any of the transactions contemplated by this Agreement in any court other than such courts; (iv) agrees that service of process in any such action or proceeding may be effected by mailing a copy thereof by registered or certified mail (or any substantially similar form of mail), postage prepaid, to a party at its address set forth in Section 21 or at such other address of which a party shall have been notified pursuant thereto; (v) agrees that nothing herein shall affect the right to effect service of process in any other manner permitted by law; and (vi) waives the right to a jury trial.

Section 21.            Severability.  If any part of this Agreement is held to be unenforceable or invalid under, or in conflict with, the applicable law of any jurisdiction, the unenforceable, invalid or conflicting part shall, to the extent permitted by applicable law, be narrowed or replaced, to the extent possible, with a judicial construction in such jurisdiction that effectuates the intent of the parties regarding this Agreement and such unenforceable, invalid or conflicting part.  To the extent permitted by applicable law, notwithstanding the unenforceability, invalidity or conflict with applicable law of any part of this Agreement, the remaining parts shall be valid, enforceable and binding on the parties.

Section 22.            Notices.

(a)           All notices, requests, consents and demands by the parties hereunder shall be delivered by hand, by recognized national overnight courier or by deposit in the United States mail, postage prepaid, by registered or certified mail, return receipt requested, addressed to the party to be notified at the addresses set forth below:

(i)	if to the Corporation to:

Ortho-Medical Products, Inc.
210 Jericho Turnpike
Mineola, NY 11501
Attention:
Telecopier No.: (516) 741-4738

(ii)           if to the Stockholders, to the Stockholders’ Representative at:

10 Century Trail
Harrison, New York 10528-1702
Attention: Marc Waldman
Telecopier No.:

with a copy to:

Loeb & Loeb LLP
345 Park Avenue
New York, NY 10154
Attention: Lloyd Rothenberg, Esq.
Telecopier No.: (212) 656-1076

(iii)          if to the Buyer or to the Guarantor to:

Andover Medical, Inc.
510 Turnpike Street, Ste 204
North Andover, MA 01845
Attention: Edwin Reilly, COO
Telecopier No.: 978-557-1004

with a copy to:

Phillips Nizer LLP
666 Fifth Avenue, 28th Floor
New York, NY 10103
Attention: Elliot H. Lutzker
Telecopier No.: (212) 262-5152

(b)           Notices given by mail shall be deemed effective on the earlier of the date shown on the proof of receipt of such mail or, unless the recipient proves that the notice was received later or not received, three (3) days after the date of mailing thereof.  Other notices shall be deemed given on the date of receipt.  Any party hereto may change the address specified herein by written notice to the other parties hereto.

Section 23.            Non-Waivers.  Neither any failure nor any delay on the part of any party to this Agreement in exercising any right, power or privilege hereunder shall operate as a waiver of any right, power or privilege of such party, unless such waiver is made by a writing executed by the party and delivered to the other parties hereto; nor shall a single or partial exercise of any right, power or privilege preclude any other or further exercise of any other right, power or privilege accorded to any party hereto.

Section 24.            Assignment.  This Agreement may not be assigned by any party without the prior written consent of the other parties.

Section 25.            Miscellaneous.

(a)           Further Assurances:  Each of the parties hereto shall use its best efforts to take or cause to be taken, and to cooperate with the other party hereto to the extent necessary with respect to, all action, and to do, or cause to be done, consistent with applicable law, all things necessary, proper or advisable to consummate and make effective the transactions contemplated by this Agreement.  Without limiting the generality of the foregoing, the Stockholders’ Representative and Buyer shall cooperate with and provide assistance to the other in connection with the preparation and filing of all federal, state, local and foreign income Tax Returns which relate to the Corporation and relate to pre-Closing periods but which are not required to be filed until after the Closing, and shall also cooperate with and provide assistance to the other or the Surviving Corporation with respect to any audit of any Tax Returns filed prior to, or that related to periods ending prior to, the Closing; provided, however, that the Buyer and the Stockholders hereby covenant and agree that the Surviving Corporation will not file any amended income Tax Return for any period ending prior to January 1, 2007 without first obtaining the Stockholders’ Representative’s written consent thereto.

(b)           Headings.  The headings contained herein are for reference purposes only and shall not affect the meaning or interpretation of this Agreement.

(c)           Counterparts.  This Agreement may be executed and delivered in multiple counterpart copies, each of which shall be an original and all of which shall constitute one and the same agreement.

(d)           References.  Any reference to any applicable Law in this Agreement shall be deemed also to refer to all rules and regulations promulgated thereunder, unless the context requires otherwise.

Section 26.            Appointment of Stockholders’ Representative.

(a)           Each of the Stockholders hereby appoints Marc Waldman as its exclusive representative and agent and attorney-in-fact with full power and authority to act, including full power of substitution, in his or its name and on his or its behalf with respect to all matters arising from or in any way relating to all matters and affairs delegated by such Stockholder to the Stockholders’ Representative under the terms of this Agreement and the Other Agreements.  This appointment of agency and this power of attorney is coupled with an interest and shall be irrevocable and shall not be terminated by any Stockholder or by operation of law, whether by the death or incapacity of any Stockholder that is an individual, termination of any trust or estate, the dissolution, liquidation or bankruptcy or any corporation, partnership or other entity or the occurrence of any other event, and any action taken by the Stockholders’ Representative shall be as valid as if such death, incapacity, termination, dissolution, liquidation, bankruptcy or other event had not occurred, regardless of whether or not the Stockholders’ Representative shall have received any notice thereof.  The Stockholders’ Representative hereby accepts such appointment and agrees to perform its duties with the same degree of care as it dedicates to its own personal affairs.  In consideration for its performance of its duties hereunder, the Stockholders’ Representative shall be paid a cash fee at Closing in the aggregate amount as agreed between the Stockholders’ Representative and the Stockholders, which amount shall be paid by each of the Stockholders in accordance with his or its Pro Rata Portion.  The Stockholders shall have the right to provide written instructions to the Stockholders’ Representative with respect to actions involving individual Stockholder discretion or in cases of dispute; provided, however, that the Stockholders’ Representative shall not be required to take any action or respond to any instruction that is contrary to the terms of this Agreement or any Other Agreement, outside the scope of its appointment, or in conflict with any other obligations of, or instructions received by, the Stockholders’ Representative.  Each of the Stockholders agrees, severally but not jointly, to indemnify the Stockholders’ Representative for any loss, liability or damage it may incur as a result of performing its duties under this appointment.

(b)           If Marc Waldman becomes unable to serve as Stockholders’ Representative, another Stockholder or other person, as may be designated by a majority of the Stockholders, shall succeed as the Stockholders’ Representative.

IN WITNESS WHEREOF, the parties hereto have executed and delivered this Agreement on the date first above written.

THE STOCKHOLDERS:

NON-MANAGEMENT STOCKHOLDERS:

Name: Bernard Leff

By:	Jank Partners LLC
Name: Ronald Krinicki
Title:

Amerimedical Holdings, Inc.

By:
Name:
Title:

MANAGEMENT STOCKHOLDERS:

Name: Marc Waldman

Name: William Tobin

Name: Joseph Anastasio

Name: Jeanne Wilde

THE STOCKHOLDERS’ REPRESENTATIVE and as EXCHANGE AGENT:

Name: Marc Waldman

THE CORPORATION:
ORTHO-MEDICAL PRODUCTS INC.

By:
Name:
Title:

THE BUYER:
ANDOVER MANAGEMENT SERVICES, INC.

By:
Name:
Title:

THE GUARANTOR:
ANDOVER MEDICAL, INC.

By:
Name:
Title: